Exhibit 2.1

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of January 28, 2011 (this “Agreement”), by and among TRANSDIGM INC., a Delaware corporation (“TransDigm”), MCKECHNIE AEROSPACE (EUROPE) LTD., a company organized under the laws of England and Wales (“UK Seller”), and MCKECHNIE AEROSPACE INVESTMENTS, INC., a Delaware corporation (“US Seller” and together with TransDigm and UK Seller, “Sellers”), and ALCOA GLOBAL FASTENERS, INC., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, TransDigm recently acquired all of the capital stock of McKechnie Aerospace Holdings, Inc., a Delaware corporation (the “Company”), and now desires to sell that portion of the Company’s business that is primarily engaged in the design, development, manufacture and distribution of fasteners, fastening systems and bearings, namely, lock bolts, automatic fastening products, blind bolts, special bolts, fastener products, installation tooling, panel fasteners, fastening pins, rivets, aircraft structural screws, studs , aircraft structural fastener components and slotted entry bearings for commercial, military and general aviation aircraft (the “Fastener Business”), by means of the sale of two Subsidiaries of the Company, Valley-Todeco Inc., a Delaware corporation (“Valley-Todeco”), and Linread Ltd., a company organized under the laws of England and Wales (“Linread” and together with Valley-Todeco, the “Fastener Subsidiaries”);

WHEREAS, US Seller holds all of the issued and outstanding shares of common stock of Valley-Todeco (the “Valley-Todeco Shares”), and UK Seller holds all of the issued and outstanding shares of Linread (the “Linread Shares” and together with the Valley-Todeco Shares, the “Shares”), as further described in this Agreement;

WHEREAS, Buyer desires to purchase and acquire from US Seller and UK Seller, and US Seller and UK Seller desire to sell and transfer to Buyer all of US Seller’s and UK Seller’s right, title and interest in and to the Shares, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the respective Boards of Directors of Sellers, Buyer and Alcoa Inc. have approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions.

“Accounting Firm” has the meaning set forth in Section 2.3(b).

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“Actual Closing Balance Sheet” has the meaning set forth in Section 2.3(b).

“Actual Closing Cash and Cash Equivalents” has the meaning set forth in Section 2.3(b), but will not exceed $100,000 with respect to Valley-Todeco or £565,000 with respect to Linread.

“Actual Closing Working Capital” has the meaning set forth in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by any agreement or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedules” has the meaning set forth in Section 10.13(c).

“Alternative Transaction” has the meaning set forth in Section 6.10(a).

“Audit” means any audit, assessment of Taxes, examination or other proceeding by the United States Internal Revenue Service or any other Governmental Entity responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

“Aviation Regulations” has the meaning set forth in Section 4.20.

“Base Balance Sheet” has the meaning set forth in Section 4.7(a).

“Basis of Presentation” has the meaning set forth in Section 4.7(a).

“Business Day” means any day other than a day on which banks in the States of New York or Ohio are authorized or obligated to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 9.2.

“Buyer Representatives” has the meaning set forth in Section 6.4.

“Capital Leases” means, with respect to any Person, all obligations of such Person under leases of the Fastener Business required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Cash and Cash Equivalents” means all cash, cash equivalents and liquid investments, including readily marketable equity securities, government guaranteed debt obligations, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank and commercial paper and variable or fixed rate notes computed in accordance with GAAP (including, for the avoidance of doubt, all checks and drafts deposited for the account of the Fastener Subsidiaries that have not yet cleared, provided that such checks or drafts actually clear) less outstanding checks (checks issued but not yet presented for payment).

“Claim” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 3.1.

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“Closing Balance Sheet” has the meaning set forth in Section 2.3(b).

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Fees and Expenses” means all fees and expenses, including those to terminate any and all financing arrangements, incurred by TransDigm or its Affiliates in connection with or related to the transactions contemplated by this Agreement, including, without limitation investment banking, legal and accounting fees and expenses. All such Company Fees and Expenses will be paid by TransDigm or its Affiliates (excluding the Fastener Subsidiaries).

“Company Subsidiaries” means the Company and all of its Subsidiaries and affiliates, but excludes the Fastener Subsidiaries.

“Compliance Date” means May 11, 2007.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(a).

“Confidential Information” has the meaning set forth in Section 6.5(b).

“Consent” has the meaning set forth in Section 4.5(b).

“Contest” means any audit, action, suit, court proceeding, investigation or other dispute with respect to any Tax matter that affects Parent or its Affiliates related to the Fastener Business or any Fastener Subsidiary, as the case may be.

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Credit Facilities” means (i) that certain Indenture dated as of June 23, 2006, by and among TransDigm, Parent, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented, (ii) that certain Indenture dated as of October 6, 2009, by and among TransDigm, Parent, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented, (iii) that certain Indenture dated as of December 14, 2010, by and among TransDigm, Parent, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, (iv) the credit agreement dated as of December 6, 2010 among TransDigm, the lenders party thereto, Credit Suisse AG, as administrative agent, and (v) the credit agreement, dated June 23, 2006, among TransDigm, Parent, the subsidiaries of TransDigm from time to time party thereto, the lenders party thereto, Credit Suisse, as administrative agent and collateral agent, and, in the case of each of the foregoing, as amended from time to time, together with any related documents , including, without limitation, (A) the Guarantee and Collateral Agreement dated as of June 23, 2006, as amended and restated as of December 6, 2010, (B) the Joinder Agreement dated as of December 6, 2010, (C) the Registration Rights Agreement dated as of December 14, 2010, and (D) the Registration Rights Agreement dated as of December 22, 2010.

“Customer Contract” has the meaning set forth in Section 6.15.

“Damages” has the meaning set forth in Section 9.2.

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“Debt” means, with respect to any Person, (a) all liabilities of such Person for borrowed money, whether secured or unsecured, including all outstanding principal, interest, fees and other amounts payable with respect thereto (including, for the avoidance of doubt, any prepayment penalties or make-whole payments associated with the payment of such borrowed money, and specifically including the cost of terminating any hedging instruments with respect thereto) and, (b) all liabilities of such Person evidenced by notes, debentures, bonds or similar instruments, including all outstanding principal, interest, fees and other amounts payable with respect thereto (including, for the avoidance of doubt, any prepayment penalties or make-whole payments associated with the payment thereof), for the payment of which such Person is responsible; provided, however, that, any such items as are among TransDigm and/or its Affiliates (excluding the Fastener Subsidiaries), on one hand, and a Fastener Subsidiary, on the other hand, rather than third parties, shall not constitute Debt of the Fastener Subsidiaries, but shall instead meet the definition of Intercompany Accounts, which shall be settled on the Closing Date, as provided in this Agreement.

“Deficit Amount - US” has the meaning set forth in Section 2.3(c)(iii).

“Deficit Amount - UK” has the meaning set forth in Section 2.3(c)(iv).

“Disclosure Letter” means the disclosure letter being delivered to Buyer contemporaneously with the execution of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Letter or in this Agreement, (a) the information and disclosures contained in any section of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Letter as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure, (b) the disclosure of any matter in the Disclosure Letter shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty to be true and correct in all material respects, (c) the Disclosure Letter is qualified in its entirety by reference to this Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties by any party except to the extent expressly set forth herein, and (d) the inclusion of any item in the Disclosure Letter shall be deemed neither an admission that such item is material to the business, financial condition or results of operations of the Fastener Business nor an admission of any obligation or liability to any third party.

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 3.1.

“ERISA” has the meaning set forth in Section 4.10(a).

“ERISA Affiliate” has the meaning set forth in Section 4.10(a).

“Excess Amount - US” has the meaning set forth in Section 2.3(c)(i).

“Excess Amount - UK” has the meaning set forth in Section 2.3(c)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FAA” has the meaning set forth in Section 4.20.

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“Fastener Business” has the meaning set forth in the Recitals.

“Fastener IP” has the meaning set forth in Section 4.18(a).

“Fastener Subsidiaries” has the meaning set forth in the Recitals.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, consistently applied over the period presented.

“Government Bid” has the meaning set forth in Section 4.11(c).

“Government Contract” has the meaning set forth in Section 4.11(c).

“Governmental Entity” means (a) any domestic or foreign nation or government, any state or other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to domestic or foreign government, including any government authority, agency, department, board, commission or instrumentality of the United States or any nation or any state of the United States or any political subdivision or territory thereof; or (c) any domestic or foreign court or legally constituted tribunal or arbitrator.

“HSR Act” has the meaning set forth in Section 4.5(b).

“Indemnitee” has the meaning set forth in Section 9.5(a).

“Indemnity Cap” has the meaning set forth in Section 9.3(c).

“Indemnitor” has the meaning set forth in Section 9.5(a).

“Intellectual Property” means all (i) copyrights and copyrightable subject matter, including but not limited to copyrights in software and in the content contained on any web site, and registrations and applications for any of the foregoing; (ii) utility models, patent rights, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing; (iii) trademarks, service marks, trade names, company names, logos, slogans, and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (iv) trade secrets and confidential processes, know how, and information; (v) Internet domain names; and (vi) other similar intangible assets.

“Intercompany Accounts” means all amounts, regardless of their nature, that are (a) owed by a Fastener Subsidiary to TransDigm or any of its Affiliates (excluding the Fastener Subsidiaries), (b) owed by TransDigm or any of its Affiliates (excluding the Fastener Subsidiaries) to a Fastener Subsidiary, or (c) owed by one Fastener Subsidiary to another Fastener Subsidiary.

“Knowledge of Sellers” means the actual knowledge of those individuals set forth in Section 1.1(a) of the Disclosure Letter.

“Laws” means all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of a Governmental Entity.

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“Leased Realty” has the meaning set forth in Section 4.15(a).

“Leases” has the meaning set forth in Section 4.15(b).

“Liens” means any and all liens, encumbrances, security interests, mortgages, pledges, claims, options or restrictions of any kind whatsoever.

“Linread” has the meaning set forth in the Recitals.

“Linread Shares” has the meaning set forth in the Recitals.

“Litigation” has the meaning set forth in Section 4.9.

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that is or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on or change in the financial condition, liabilities, business or results of operations of the Fastener Subsidiaries taken as a whole; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any Effect affecting the aerospace industry generally, (ii) natural disasters, earthquakes, floods, hurricanes or other acts of nature, (iii) global, national or regional political conditions, including hostilities, political instability, acts of terrorism or war, (iv) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economies of any region in which any Fastener Subsidiary conducts business, (v) any failure, in and of itself, by any Fastener Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (vi) compliance with, or any action required to be taken by TransDigm or its Affiliates under the terms of this Agreement, (vii) any Effect that results from any action taken at the express prior written request of Buyer or with Buyer’s prior written consent, (viii) the announcement of the execution of this Agreement, or the pendency of the transactions contemplated hereby, including the effects of the transactions contemplated hereby on relationships with suppliers, Governmental Entities, employees, or other third-party relationships, (ix) any change in Law or GAAP or interpretation thereof, (x) any breach by Buyer of its obligations under this Agreement, or (xi) any change in budget or appropriations policies or amounts of any Governmental Entity, unless, in the case of clauses (i), (ii), (iii), (ix) and (xi) above, such changes would reasonably be expected to have a materially disproportionate impact on the financial condition, business or results of operations of the Fastener Subsidiaries, taken as a whole, relative to other affected Persons.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Net Purchase Price - US” means $94,500,000.

“Net Purchase Price - UK” means $145,500,000.

“Notice of Claim” has the meaning set forth in Section 9.5(a).

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“Objection Notice” has the meaning set forth in Section 2.3(b).

“Organizational Documents” has the meaning set forth in Section 4.2.

“Outside Date” means June 20, 2011.

“Owned Realty” has the meaning set forth in Section 4.15(c).

“Parent” means TransDigm Group Incorporated, a Delaware corporation.

“Permits” has the meaning set forth in Section 4.6(a).

“Permitted Liens” means (i) statutory Liens and landlords’ and mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent or are being contested in good faith in appropriate proceedings or which are fully reserved on the Base Balance Sheet, (ii) Liens for current Taxes, assessments and other governmental charges that are not yet due and payable and/or the amount or validity of which is being contested in good faith and which are fully reserved on the Base Balance Sheet, (iii) recorded or unrecorded easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations and other charges or encumbrances or defects or imperfections of title of any kind (A) that do not materially impair the use of the assets of either Fastener Subsidiary, or the operation of, the Fastener Business as conducted in the ordinary course of business, or (B) which would be revealed by an investigation of title to the extent and nature which a prudent buyer of property in the jurisdiction in which the applicable Realty is located would carry out, (iv) zoning, building, environmental and other land-use regulations imposed by Governmental Entities having jurisdiction over the applicable Realty, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) any set of facts that an accurate up-to-date survey would show, (vii) Liens that affect the underlying fee interest of any Leased Realty, (viii) Liens under the Credit Facilities, provided that such Liens shall cease to have effect as of the Closing Date, and (ix) Liens resulting from any facts or circumstances relating to Buyer.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Plan” and “Plans” have the respective meanings set forth in Section 4.10(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Post-Signing Restructuring Action” has the meaning set forth in Section 6.3.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date.

“Purchase Price - US” means the Net Purchase Price - US plus or minus any adjustments in accordance with Section 2.3(c).

“Purchase Price - UK” means the Net Purchase Price - UK plus or minus any adjustments in accordance with Section 2.3(c).

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“Qualifying Claim” has the meaning set forth in Section 9.3(a).

“Realty” means collectively, the Owned Realty and the Leased Realty.

“Related Party Agreement” means any agreement between or among (i) TransDigm and its Affiliates (excluding the Fastener Subsidiaries) on one hand and a Fastener Subsidiary on the other hand, and (ii) the Fastener Subsidiaries.

“Restricted Business” has the meaning set forth in Section 6.11.

“Restricted Party” has the meaning set forth in Section 6.11.

“Retained Firm” has the meaning set forth in Section 12.16.

“Section 338 Election” has the meaning set forth in Section 10.13(a).

“Seller Indemnified Party” has the meaning set forth in Section 9.4.

“Sellers” has the meaning set forth in the Preamble.

“Settlement Agreement” has the meaning set forth in Section 6.16.

“Shares” has the meaning set forth in the Recitals.

“Statutory Statements” has the meaning set forth in Section 4.7(a).

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Taxes” means all federal, and all state, local and foreign taxes or similar charges of any kind whatsoever (whether imposed directly or through withholding of any kind, including withholding required by Law on services, dividends, interest and the like), including, without limitation, income, gross receipts, license, employment, severance, stamp, occupation, premium, windfall, profits, customs duties, value added, registration, excise, property, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security, municipal taxes of any kind or other taxes, including any interest, penalties and additions imposed with respect to such amounts, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, imposed by or on behalf of any Governmental Entity.

“Tax Returns” means all federal, and all state, local and foreign tax returns, declarations, statements, reports, schedules, information returns and other documents (including any related supporting information) and any amended Tax Return required to be filed with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 9.5(a)(ii).

“Threshold Amount” has the meaning set forth in Section 9.3(b).

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“Transition Services Agreement” means a transition services agreement between Buyer and Sellers on mutually agreeable terms.

“Total Excess Cash” has the meaning set forth in Section 2.3(c)(viii).

“Unaudited Financial Statements” has the meaning set forth in Section 4.7(a).

“UK Seller” has the meaning set forth in the Preamble.

“UK Pension Scheme” has the meaning set forth in Section 4.10(n).

“US Seller” has the meaning set forth in the Preamble.

“Valley-Todeco” has the meaning set forth in the Recitals.

“Valley-Todeco Shares” has the meaning set forth in the Recitals.

“WARN” means Worker Adjustment and Retraining Notification Act which protects workers, their families and communities by requiring most employers with 100 or more employees to provide notification sixty (60) days calendar days in advance of plant closings and mass layoffs.

“Working Capital” means the sum of current asset accounts less the current liability accounts as of the Closing Date, using the accounts listed on Section 1.1(b) of the Disclosure Letter, prepared consistent with Section 2.3(b).

“Working Capital Target - UK” means £8,773,000.

“Working Capital Target - US” means $5,117,000.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing provided for in Section 3.1 hereof, (a) UK Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer (or its designee) shall purchase, acquire and accept from UK Seller, all of UK Seller’s right, title and interest in and to the Linread Shares and (b) US Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer (or its designee) shall purchase, acquire and accept from US Seller, all of US Seller’s right, title and interest in and to the Valley-Todeco Shares, in each case free and clear of all Liens.

2.2 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares at the Closing, Buyer shall pay, at the Closing, to US Seller, in United States Dollars, the Net Purchase Price - US and to UK Seller, in United States Dollars, the Net Purchase Price - UK. Notwithstanding anything to the contrary contained herein, neither Buyer nor any Fastener Subsidiary will purchase, assume or be bound by, or be obligated or responsible for any Debt.

2.3 Adjustments to the Net Purchase Price - US and Net Purchase Price - UK.

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(a) Closing Date Adjustment. The purpose of the purchase price adjustments set forth in this Section 2.3 is to measure, with respect to each of Valley-Todeco and Linread separately, any changes in Working Capital of each of the Fastener Subsidiaries from their respective targets to the final amounts on the same accounting basis consistently applied to reflect transactions and/or events up to and conditions existing at the Closing Date.

(b) Post-Closing Determination. Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers a balance sheet for each of the Fastener Subsidiaries as of the Closing Date (each a “Closing Balance Sheet”), a computation of Cash and Cash Equivalents and the Working Capital of each of the Fastener Subsidiaries based upon each Closing Balance Sheet in a manner consistent with (i) the definitions of Cash and Cash Equivalents and Working Capital of each of the Fastener Subsidiaries set forth herein, and (ii) the methodologies, practices and assumptions used in preparing each Base Balance Sheet (see Section 4.7(a)). After the delivery by Buyer of the calculations described in this Section 2.3(b) until the final determination of such amounts pursuant to this Section 2.3(b), Buyer will make available to Sellers, during normal business hours and upon reasonable advance notice, all records and work papers used by Buyer or its agents in preparing each Closing Balance Sheet, and its computation of Cash and Cash Equivalents and Working Capital of each of the Fastener Subsidiaries pursuant to this Section 2.3(b). Sellers may, within thirty (30) calendar days after receipt of both Closing Balance Sheets, deliver a notice (an “Objection Notice”) to Buyer setting forth in reasonable detail Sellers’ calculation of the Cash and Cash Equivalents and Working Capital of each of the Fastener Subsidiaries as of the Closing Date. If Sellers do not deliver an Objection Notice within such thirty (30) calendar day period, then Buyer’s calculations of Cash and Cash Equivalents and Working Capital of each of Fastener Subsidiaries based upon each Closing Balance Sheet shall be deemed to be the Actual Closing Cash and Cash Equivalents and the Actual Closing Working Capital of each of the Fastener Subsidiaries (as defined below). If Sellers deliver an Objection Notice to Buyer, then Buyer and Sellers will use commercially reasonable efforts to resolve any disagreement as to the computation of Cash and Cash Equivalents and Working Capital of each of the Fastener Subsidiaries as of the Closing Date as soon as practicable, but if they cannot reach a final resolution within thirty (30) calendar days after Buyer has received the Objection Notice, Buyer and Sellers will jointly retain an internationally recognized accounting firm acceptable to both Buyer and Sellers (the “Accounting Firm”). Buyer and Sellers will direct the Accounting Firm to render a determination within thirty (30) calendar days of its retention and Buyer and Sellers and their respective agents will cooperate with the Accounting Firm during its engagement. The Accounting Firm will consider only those items and amounts set forth in the Objection Notice that Buyer and Sellers are unable to resolve. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. In rendering its determination, the Accounting Firm shall act as an expert in GAAP and not as an arbitrator. The Accounting Firm’s determination will be based on such review as the Accounting Firm deems necessary to make its determination, the definitions Cash and Cash Equivalents and Working Capital of each of the Fastener Subsidiaries set forth in this Agreement and the methodologies, practices and assumptions used in preparing each Base Balance Sheet (see Section 4.7(a)). The determination of Cash and Cash Equivalents and Working Capital of each of the Fastener Subsidiaries as of the Closing Date by the Accounting Firm shall be conclusive and binding upon Buyer and Sellers. Buyer and Sellers shall bear the costs and expenses of the Accounting Firm based on the

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percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. The Cash and Cash Equivalents of each of the Fastener Subsidiaries as of the Closing Date as finally determined pursuant to this Section 2.3(b) is referred to herein as the “Actual Closing Cash and Cash Equivalents.” The Working Capital of each of the Fastener Subsidiaries as of the Closing Date as finally determined pursuant to this Section 2.3(b) is referred to herein as the “Actual Closing Working Capital.” The balance sheet that reflects the computation of the Actual Closing Cash and Cash Equivalents and the Actual Closing Working Capital of each of the Fastener Subsidiaries is referred to herein as the “Actual Closing Balance Sheet”.

(c) Payment from Adjustments.

(i) Payment by the Buyer - US. If (A) the Actual Closing Working Capital of Valley-Todeco exceeds (B) 102.5% of the Working Capital Target - US (the amount of such excess being the “Excess Amount - US”), then the Net Purchase Price - US will be increased by such Excess Amount - US, and Buyer shall, within five (5) Business Days after the determination thereof, pay to Sellers an amount equal to such Excess Amount - US. Such payment shall be made to Sellers in cash, by cashier’s or certified check, or by wire transfer of immediately available funds to one or more accounts designated by Sellers.

(ii) Payment by the Buyer - UK. If (A) the Actual Closing Working Capital in Pounds Sterling of Linread exceeds (B) 102.5% of the Working Capital Target - UK (the amount of such excess being the “Excess Amount - UK”), then the Net Purchase Price - UK will be increased by such Excess Amount - UK, and Buyer shall, within five (5) Business Days after the determination thereof, pay to Sellers an amount equal to such Excess Amount - UK. Such payment shall be made to Sellers in Pounds Sterling, by cashier’s or certified check, or by wire transfer of immediately available funds to one or more accounts designated by Sellers.

(iii) Payment by Sellers - US. If (A) the Actual Closing Working Capital of Valley-Todeco is less than (B) 97.5% of the Working Capital Target - US (the amount of such deficit being the “Deficit Amount - US”), then the Net Purchase Price - US will be decreased by such Deficit Amount - US, and Sellers shall, within five (5) Business Days after the determination thereof, pay to Buyer an amount equal to the Deficit Amount - US. Such payment shall be made to Buyer in cash, by cashier’s or certified check, or by wire transfer of immediately available funds to one or more accounts designated by Buyer.

(iv) Payment by Sellers - UK. If (A) the Actual Closing Working Capital in Pounds Sterling of Linread is less than (B) 97.5% of the Working Capital Target - UK (the amount of such deficit being the “Deficit Amount - UK”), then the Net Purchase Price - UK will be decreased by such Deficit Amount - UK, and Sellers shall, within five (5) Business Days after the determination thereof, pay to Buyer an amount equal to the Deficit Amount - UK. Such payment shall be made to Buyer in Pounds Sterling, by cashier’s or certified check, or by wire transfer of immediately available funds to one or more accounts designated by Buyer.

(v) Notwithstanding Sections 2.3(c)(i)-(iv), if the Actual Closing Working Capital of Valley-Todeco is within the Working Capital Target - US range of 97.5% to 102.5% of the Working Capital Target - US, then there shall be no adjustment to the Net Purchase Price - US pursuant to this Section. If the Actual Closing Working Capital of Linread is within the Working Capital Target - UK range of 97.5% to 102.5% of the Working Capital Target - UK, then there shall be no adjustment to the Net Purchase Price - UK pursuant to this Section.

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(vi) Payment for Actual Cash and Cash Equivalents - Positive Balance. If there is a positive balance of Actual Cash and Cash Equivalents in United States Dollars at Valley-Todeco and/or the Actual Cash and Cash Equivalents in Pounds Sterling of Linread as of the Closing Date, then Buyer shall, within five (5) Business Days after the final determination of the Actual Cash and Cash Equivalents, pay to the US Seller and/or the UK Seller, as applicable, such positive balance(s) of Actual Cash and Cash Equivalents, subject to Section 2.3(c)(viii). Such payment shall be made to US Seller, if applicable, in United States Dollars with respect to any positive balance of Actual Cash and Cash Equivalents at Valley-Todeco and/or to UK Seller in Pounds Sterling with respect to any positive balance of Actual Cash and Cash Equivalents at Linread, in either case by cashier’s or certified check, or by wire transfer of immediately available funds to one or more accounts designated by Sellers.

(vii) Payment for Actual Cash and Cash Equivalents - Negative Balance. If there is a negative balance of Actual Cash and Cash Equivalents in United States Dollars at Valley-Todeco and/or the Actual Cash and Cash Equivalents in Pounds Sterling at Linread as of the Closing Date, then the US Seller and/or the UK Seller, as applicable, shall, within five (5) Business Days after the final determination of the Actual Cash and Cash Equivalents, pay to Buyer the amount of the deficit. Such payment shall be made in United States Dollars with respect to a deficit of Actual Cash and Cash Equivalents at Valley-Todeco and/or in Pounds Sterling with respect to a deficit of Actual Cash and Cash Equivalents at Linread, in either case by cashier’s or certified check, or by wire transfer of immediately available funds to one or more accounts designated by Buyer.

(viii) To the extent the (a) aggregate Actual Cash and Cash Equivalents of Valley Todeco at Closing exceed $100,000, or (b) the aggregate Actual Cash and Cash Equivalents of Linread at the Closing exceed £565,000 (in either case, the “Total Excess Cash”), then any such excess shall be excluded from the Actual Cash and Cash Equivalents of the relevant Fastener Subsidiary and the applicable Allocation Schedule at the applicable Closing. Total Excess Cash will become an asset of the Buyer.

2.4 Release of Debt.

(a) At or prior to the Closing, TransDigm shall cause the Fastener Subsidiaries to be released from all obligations under (i) the Credit Facilities and (ii) any other instrument under which either Fastener Subsidiary has incurred Debt or any guarantee of any Debt of any other Person by any Fastener Subsidiary, and any other instrument providing for any other right in respect thereof. At or prior to the Closing, TransDigm shall cause all Liens under any of the foregoing to be released.

(b) Prior to the Closing, (i) Sellers shall assign (or cause their Affiliates to assign) to the Fastener Subsidiaries all of their rights under each of the Related Party Agreements and third party agreements listed on Section 2.4(b) of the Disclosure Letter as to be assigned, and (ii) Sellers (or their Affiliates) shall terminate each of the agreements listed on Section 2.4(b) of the Disclosure Letter as to be terminated.

2.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar transaction taxes and fees (including any penalties and interest), if any, imposed solely and directly by reason of the transactions contemplated by this Agreement shall be borne one-half by Sellers and one-half by Buyer when due, and Buyer will, at its own expense, bear the

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responsibility for filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar taxes and fees, and, if required by applicable law, TransDigm or its Affiliates will join in the execution of any such Tax Returns and other documentation.

2.6 Intercompany Arrangements. Sellers and Buyer acknowledge and agree that, except as specifically agreed by them in writing, prior to the Closing, all Intercompany Accounts shall be terminated and all related intercompany (i.e., between a Fastener Subsidiary, on one hand, and TransDigm or any of its Affiliates (excluding the Fastener Subsidiaries), on the other hand), and intracompany (i.e., between the Fastener Subsidiaries) balances shall be settled as of the Closing Date.

ARTICLE III

CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 3200 PNC Center, 1900 East Ninth Street, Cleveland, Ohio 44114 at 10:00 a.m. (local time), on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions precedent set forth in Article VIII (except for those conditions that can only be satisfied on the Closing Date), or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the “Closing Date.” Notwithstanding the foregoing, the parties hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur simultaneously, at 12:01 a.m., United States Eastern Time, on the Closing Date (the “Effective Time”).

3.2 Deliveries by Sellers. Prior to or at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

(a) certificates evidencing the ownership interests held by UK Seller or US Seller, as the case may be, in the Shares, duly endorsed for transfer, and an assignment or other transfer of the Shares, duly executed by UK Seller or US Seller, in form and substance reasonably satisfactory to Buyer;

(b) duly executed instruments of assignment of any contracts to be assigned pursuant to Section 2.4(a), if any;

(c) the officer’s certificate of Sellers referred to in Sections 8.2(a) and (b) hereof;

(d) an affidavit from US Seller, in form and substance required under Section 1445(b)(2) of the Code;

(e) proof of termination of contracts required by Section 2.4(b), if any;

(f) letters of resignation of all officers and directors of the Fastener Subsidiaries in form and substance already provided by Buyer and as are mutually agreeable to Sellers and Buyer, except to the extent Buyer has advised Sellers that Buyer will retain any such officers and directors in such positions;

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(g) copies of any third party Consents (including Consents for change of control) obtained under this Agreement as of the Closing Date;

(h) certificates of good standing (or their equivalent) for each Fastener Subsidiary dated not more than ten (10) days prior to the Closing Date, attesting to the good standing of such entity as an organization in good standing under the Laws of its jurisdiction of organization;

(i) copies of the current Organizational Documents of each Fastener Subsidiary, certified as of the Closing Date by a duly authorized officer of each such entity;

(j) the original minute books, statutory registers and stock transfer books and seal (if any) of each Fastener Subsidiary (including meeting minutes to reflect the resignations required by Section 3.2(f), transfer of the UK Shares and change of the registered office as necessary);

(k) an executed copy of the Transition Services Agreement;

(l) copies of instruments duly executed and delivered by the respective agents, trustees or other applicable parties under the Credit Facilities evidencing the release of any Fastener Subsidiary from any and all obligations under the Credit Facilities;

(m) copies of instruments duly executed and delivered by the applicable parties evidencing (1) the release of any Fastener Subsidiary from any and all obligations under any other instrument under which such Fastener Subsidiary has incurred Debt or any guarantee of Debt of any other Person by such Fastener Subsidiary, and any other instrument providing for any other right in respect thereof, and (2) the release of any Lien on any property or assets of any Fastener Subsidiary under any instrument referenced in clause (1);

(n) at Sellers’ expense, written confirmation from the agents under the Credit Facilities reasonably satisfactory to Buyer that all Liens on Collateral (as defined in the Credit Facilities) included in any of the property transferred under this Agreement are terminated and released, including (1) UCC-3 termination statements in respect of each UCC-1 financing statement naming a Fastener Subsidiary as debtor, filed pursuant to or under the Credit Facilities in favor of an agent as secured party or assignee of secured party, (2) duly executed satisfactions of mortgage in recordable form releasing any Lien on real property owned by a Fastener Subsidiary and created or existing in connection with the Credit Facilities, and (3) other proof of such terminations and releases as reasonably requested by Buyer;

(o) the Working Capital of each of the Fastener Subsidiaries estimated as of the Closing Date; and

(p) such other evidence of performance of all covenants and satisfaction of all conditions required of Sellers and the Company Subsidiaries as Buyer may reasonably request.

3.3 Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver or cause to be delivered the following to Sellers:

(a) cash, in (i) United States Dollars, in an aggregate amount equal to the Net Purchase Price - US, and (ii) United States Dollars, in an aggregate amount equal to the Net Purchase Price - UK, by wire transfer of immediately available funds to one or two bank accounts

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designated by Sellers. Such bank accounts shall be designated in writing by Sellers at least two (2) Business Days prior to the Closing Date;

(b) the officer’s certificate of Buyer referred to in Sections 8.3(a) and (b) hereof; and

(c) an executed copy of the Transition Services Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Letter, Sellers hereby represent and warrant to Buyer as follows as of the date of this Agreement and as of the Closing Date (except to the extent made as of a specified date, in which case, as of such specified date):

4.1 Organization and Qualification; Fastener Subsidiaries. Each Seller and each Fastener Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on the Fastener Business in all material respects as now being conducted. Each Fastener Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, lease or operation of its properties makes such qualification necessary, other than where the failure to be so duly licensed or qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. Section 4.1 of the Disclosure Letter sets forth a list of those jurisdictions in which each Fastener Subsidiary is qualified to do business and the jurisdiction of organization for each Fastener Subsidiary. Neither Fastener Subsidiary owns, directly or indirectly, any capital stock or other equity interests in or of any Person.

4.2 Certificates of Incorporation and By-Laws; Corporate Records. Sellers have furnished or made available to Buyer a copy of the certificate or articles of incorporation and the by-laws or similar organizational documents (collectively “Organizational Documents”), in each case, as amended or restated to date, of each Fastener Subsidiary. Neither Fastener Subsidiary is in violation in any material respect of any provision of its Organizational Documents. Sellers have made available to Buyer for inspection its minute books, stock record book and stock ledger of each Fastener Subsidiary.

4.3 Capitalization.

(a) Section 4.3(a) of the Disclosure Letter sets forth with respect to each Fastener Subsidiary its authorized, issued and outstanding capital stock or other equity interests. Each issued and outstanding share of capital stock or other equity interest of each Fastener Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is free of preemptive rights. All such shares of capital stock or other equity interests of each Fastener Subsidiary are owned free and clear of any and all Liens.

(b) (i) There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which TransDigm or any of its Affiliates is a party relating to the issued or unissued capital stock or other equity interests of either Fastener Subsidiary or obligating TransDigm or any of its Affiliates to grant, issue or sell any shares of

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the capital stock or other equity interests of either Fastener Subsidiary or subjecting any such share of capital stock or other equity interest to any right of first refusal, right of first offer, tag-along right, drag-along right or similar right; (ii) there are no obligations, contingent or otherwise, of TransDigm or any of its Affiliates to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of either Fastener Subsidiary; and (iii) there are no voting trusts, proxies or other agreements or understandings to which TransDigm or any of its Affiliates is bound with respect to the voting of any shares of capital stock or other equity interests of either Fastener Subsidiary.

4.4 Authority; Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Seller of this Agreement has been duly authorized by all necessary company action required by the Organizational Documents of the Fastener Subsidiaries, TransDigm, Parent, US Seller and UK Seller, and no other action or corporate proceeding on the part of Sellers or either Fastener Subsidiary will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes the valid and binding obligation of each Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each Seller of this Agreement does not, and the performance by each Seller of this Agreement will not, (i) conflict with or violate in any material respect the Organizational Documents of Parent, TransDigm, the US Seller, the UK Seller or either Fastener Subsidiary, (ii) conflict with or violate in any material respect any Laws applicable to such Seller or either Fastener Subsidiary by or to which any of their respective properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any Material Contract or result in the creation of a Lien on any of the Shares or any of the assets or properties of either Fastener Subsidiary other than such breaches, defaults or Liens as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that such Material Adverse Effect exclusion does not apply to any breach, default or Lien under any of the Credit Facilities or Material Contracts identified in Section 4.11(a)(v) or on Section 4.5(a) of the Disclosure Letter.

(b) The execution, delivery and performance by each Seller of this Agreement will not require any Seller or any Fastener Subsidiary to obtain any material consent, approval, authorization or permit of, or to make any filing with or notification to (“Consent”), any Governmental Entity or any third party, except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any similar foreign antitrust Laws; and (ii) as may be necessary as a result of any fact or circumstance relating solely to Buyer.

4.6 Permits; Compliance.

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(a) Each Fastener Subsidiary is and has been since the Compliance Date, in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on the Fastener Business in all material respects as now being conducted (collectively, the “Permits”) (other than those required under environmental Laws, as to which no representation is given), and there is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of Sellers, threatened regarding suspension or cancellation of any such Permits. None of the Permits will lapse, terminate or expire as a result of the transactions contemplated hereby. The Fastener Subsidiaries have filed all necessary reports and maintained and retained all necessary records pertaining to the Permits other than where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect. All Permits were properly transferred and all necessary Consents with respect to the Permits (including without limitation Consents to assign and Consents to change of control) were obtained in connection with the sale of the Fastener Subsidiaries to Sellers.

(b) The Fastener Subsidiaries are, and have been since the Compliance Date, in compliance in all material respects with all Laws (which compliance includes, but is not limited to, the possession by a Fastener Subsidiary of all Permits required under applicable Laws and compliance with the terms and conditions thereof) applicable to either Fastener Subsidiary, including but not limited to The Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1 et seq. and other similar anti-corruption Laws of any country. Notwithstanding the foregoing, this Section 4.6(b) does not apply to employee benefits matters (which are instead addressed in Section 4.10), Tax matters (which are instead addressed in Section 4.12), environmental matters (as to which no representation is given), or labor matters (which are instead addressed in Section 4.17).

4.7 Financial Statements; Undisclosed Liabilities.

(a) Section 4.7(a)(i) of the Disclosure Letter sets forth (i) the unaudited balance sheets of Valley-Todeco as at December 31, 2009 and January 1, 2011 and of Linread as at January 1, 2011 (the January 1, 2011 balance sheet of each of the Fastener Subsidiaries being a “Base Balance Sheet”) and (ii) the unaudited statements of income of Valley-Todeco for the twelve month period ended January 1, 2011 and of Linread for the twelve month period ended January 1, 2011 (the financial statements in (i) and (ii), collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with the books and records of the Fastener Subsidiaries and present fairly, in all material respects, the financial position of the Fastener Subsidiaries as of the dates thereof and the results of operations of the Fastener Subsidiaries for the periods then ended. To Sellers’ Knowledge, the Unaudited Financial Statements were prepared in accordance with GAAP except as disclosed in the Basis of Presentation reflected on Section 4.7(a)(ii) of the Disclosure Letter. Section 4.7(a)(iii) of the Disclosure Letter sets forth the audited balance sheet and statement of profit and loss account for Linread as at and for the year ended December 31, 2009 (the “Statutory Statements”). The Statutory Statements present fairly, in all material respects, the financial position of Linread in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law).

(b) Neither the Fastener Business nor any Fastener Subsidiary has any liabilities of any kind that would have been required to be reflected in or reserved against on the Base Balance

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Sheet in accordance with GAAP and were not so reflected or reserved against, other than (i) liabilities arising or incurred in the ordinary course of the business of the Fastener Subsidiaries after the date of the Base Balance Sheet, and (ii) liabilities incurred in connection with the transactions contemplated hereby. All liabilities reflected in or reserved against on the Base Balance Sheet relate exclusively to the Fastener Subsidiaries and to no other business, such as the business of Sellers, Company or the Company Subsidiaries. Notwithstanding the foregoing, this Section 4.7(b) will not apply to any product liabilities, environmental liabilities or product warranty claims and no representation is given on those matters.

4.8 Absence of Certain Changes or Events. Since December 6, 2010, (a) each Fastener Subsidiary has conducted the Fastener Business in the ordinary course, consistent in all material respects with past practice, (b) the Fastener Subsidiaries have not lost any key employees, nor has TransDigm or any of its Affiliates disposed of any material assets of the Fastener Business, and (c) neither Fastener Subsidiary has engaged in or taken any action which would be prohibited by Section 6.2 if taken after the date hereof. Since December 6, 2010, there has not occurred, nor has there been any change or event which has had, or would reasonably be expected to have, a Material Adverse Effect.

4.9 Absence of Litigation. (a) There is no material claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity or by or on behalf of any third party (“Litigation”) pending or, to the Knowledge of Sellers, threatened in writing against TransDigm or any of its Affiliates affecting any of the assets or rights of either Fastener Subsidiary, and (b) neither TransDigm or any of its Affiliates (excluding the Fastener Subsidiaries), with respect to the Fastener Business, nor either of the Fastener Subsidiaries, is a party or subject to or in default under any material judgment, order or decree of any Governmental Entity.

4.10. Employee Benefits; ERISA.

(a) Section 4.10.(a) of the Disclosure Letter contains a list of each employee benefit plan including those within the meaning of Section 3.3 of ERISA, and including but not limited to, each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, disability, vacation, supplemental unemployment benefits, profit sharing, pension or retirement plan, program, agreement or arrangement, and each other program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by TransDigm or any of its Affiliates, that together with a Fastener Subsidiary would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (an “ERISA Affiliate”), for the benefit of any Fastener Subsidiary employee, retired employee or terminated employee whether formal or informal (individually, a “Plan” and, collectively, the “Plans”). Neither a Fastener Subsidiary nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan (except as required by applicable Law) in a way that would materially affect any Fastener Subsidiary employee, retired employee or terminated employee of either Fastener Subsidiary or any ERISA Affiliate, nor has any intention to do any of the foregoing been communicated to any Fastener Subsidiary employee, retired employee or terminated employee of either Fastener Subsidiary or any ERISA Affiliate.

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(b) With respect to each of the Plans, Sellers have provided to Buyer copies of each of the following documents: (i) a copy of the Plan (including all amendments thereto); (ii) a copy of the prior two years of annual reports and summary annual reports, if required under ERISA; (iii) if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto), the prior two years of financial statements and copies of any reports required by the Code or the Department of Labor and applicable rules and regulations; (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan to the extent applicable; and (v) the most recent summary plan descriptions with respect to each of the Plans, all of which have been timely distributed to participants and beneficiaries.

(c) No Plan is subject to Title IV of ERISA or Section 412 of the Code and no Plan based in the United Kingdom is subject to Part 3 of the Pensions Act 2004 or Section 75 of the Pensions Act 1995. No liability under Title IV of ERISA has been incurred by either Fastener Subsidiary or any ERISA Affiliate that has not been satisfied in full, except where such failure to satisfy would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and no condition exists that presents a risk to either Fastener Subsidiary or any ERISA Affiliate of incurring a liability under Title IV of ERISA which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Plan which is an employee pension plan under ERISA meets the requirements of a qualified plan under Section 401(a) of the Code, has received within the last two years a favorable determination letter from the Internal Revenue Service as to its qualification and, to the Knowledge of Sellers, no event has occurred that could reasonably be expected to result in disqualification of such Plan. No Fastener Subsidiary is a party to a Plan unrelated to the Fastener Business. No Fastener Subsidiary is a party to any defined benefit plan or similar plan or any retiree medical or similar plan.

(d) Each Plan has been operated and administered in accordance with its terms and applicable Law, including, but not limited to, ERISA, the Code and other applicable Laws relating to Taxes. There are no pending or, to the Knowledge of Sellers, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

(e) Except for government sponsored plans and as otherwise required by applicable Law, no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Fastener Subsidiary employees of either Fastener Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service.

(f) The performance by Sellers of this Agreement will not, in any respect, (i) entitle any current or former director, officer or employee of either Fastener Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

(g) The requirements of COBRA, the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, and any amendment to each such act, and any similar provisions of state law have been met in all material respects with

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respect to each Plan to which they have application, as they relate to Fastener Business employees or former employees of either Fastener Subsidiary or any ERISA Affiliate.

(h) All contributions and/or premiums (including all Fastener Subsidiary and ERISA Affiliate contributions and employee salary reduction contributions) that are due to have been paid to each such Plan have been paid to each such Plan or accrued in accordance with the past custom and practice of the Fastener Subsidiaries and any ERISA Affiliate.

(i) No Plan has been completely or partially terminated or been the subject of a reportable event under ERISA as to which notices were or would be required to be filed with the Pension Benefit Guaranty Corporation. No proceeding by the Pension Benefit Guaranty Corporation to terminate any such Plan has been instituted or, to the Knowledge of the Sellers, threatened.

(j) There have been no prohibited transactions with respect to any such Plan under ERISA. To the Knowledge of the Sellers, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan under ERISA. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Plan is pending or, to the Knowledge of the Sellers, threatened. No audit, inquiry or procedure is pending or threatened by the Internal Revenue Service, U.S. Department of Labor or other Governmental Entity.

(k) None of either Fastener Subsidiary, any ERISA Affiliate or any other members of the controlled group (as defined in the Code) has ever contributed to, or has ever been required to contribute to, any multiemployer plan (as defined in ERISA Section 3(37)) or has any liability (including withdrawal liability as defined in ERISA Section 4201 under any multiemployer plan.

(l) None of either Fastener Subsidiary or any ERISA Affiliate is a party to any agreement, contract or arrangement that would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Law) or in the payment of any nonqualified deferred compensation subject to an additional tax under Section 409A of the Code (or any corresponding provision of state, local or foreign Law).

(m) The Fastener Subsidiaries have no equity Plans or equity based awards that will give rise to any amounts due to employees of the Fastener Subsidiaries and the Fastener Business.

(n) The Linread Limited Group Stakeholder Pension Plan at Scottish Life (the “UK Pension Scheme”) is the only arrangement for the purposes of providing benefits on retirement in respect of which TransDigm and its Affiliates has or may have any liability to contribute in respect of Linread’s employees. TransDigm and its Affiliates comply with all UK legal and regulatory requirements (including equal treatment, anti-age discrimination and data protection requirements) relating to the UK Pension Scheme.

(o) The representations and warranties set forth in this Section 4.10 shall constitute the only representations and warranties with respect to the Plans.

4.11 Contracts.

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(a) Section 4.11(a) of the Disclosure Letter sets forth a list of the following types of contracts to which either Fastener Subsidiary is a party as of the date hereof (“Material Contracts”):

(i) any contract, including any employment, expatriate, termination, stay, retention, change of control, compensation, loan or severance arrangements, with Sellers or with any current director, manager, officer, employee or agent of either Fastener Subsidiary providing for annual compensation in excess of $150,000, or any collective bargaining agreements or other contract with any labor union or works council representing employees of either of the Fastener Subsidiaries;

(ii) any contract that limits or purports to limit, in any material respect, the ability of either Fastener Subsidiary to compete in any line of business or with any Person in any geographical area or during any period of time;

(iii) any contract relating to the acquisition by either Fastener Subsidiary of any other material business or Person connected with or relating to the Fastener Business, whether by merger, consolidation or other business combination or by the acquisition of the equity securities, or a material portion of the assets of, such business or Person;

(iv) any contract providing for the sale, transfer or other disposition of any equity securities of either Fastener Subsidiary or any material assets of the Fastener Subsidiaries;

(v) any contract under which either Fastener Subsidiary has incurred Debt or any guarantee of any Debt of any other Person by any Fastener Subsidiary (including without limitation the Credit Facilities) or has otherwise encumbered its assets in connection with any Debt financing;

(vi) any joint venture, product development, research and development, partnership or settlement agreement involving a sharing of profits, losses, costs or liabilities by either Fastener Subsidiary with any other Person;

(vii) any contract entered into within the last twelve (12) months, not in the ordinary course of business, in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any Person (including, without limitation, any Governmental Entity) providing for aggregate payments, in the case of any such agreement entered into with a Person other than a Governmental Entity, in excess of $250,000;

(viii) any contract with any supplier, vendor, contractor or other Person for the acquisition of goods or services pursuant to which either Fastener Subsidiary will make any individual payment in excess of $250,000 or aggregate annual payments in excess of $500,000;

(ix) any contract relating to (a) capital lease obligations of either Fastener Subsidiary or (b) personal property lease obligations pursuant to which either Fastener Subsidiary will make any individual payment in excess of $250,000 or aggregate annual payments in excess of $500,000 or pursuant to which any Fastener Subsidiary leases assets of the Fastener Business to a third party;

(x) any material contract pursuant to which either Fastener Subsidiary licenses or otherwise grants to a third party, or receives a license or grant from a third party of, Intellectual Property rights (other than contracts granting rights to readily available software or hardware);

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(xi) any contract that involves commitments to make capital expenditures by any Fastener Subsidiary with a purchase price in excess of, or where the remaining consideration to be paid, is greater than $100,000;

(xii) any Government Contract entered into by a Fastener Subsidiary pursuant to which either Fastener Subsidiary will make any individual payment in excess of $250,000 or aggregate annual payments in excess of $500,000;

(xiii) any Related Party Agreement;

(xiv) any other contract the loss or termination of which would reasonably be expected to have a Material Adverse Effect; and

(xv) any Material Contract that, to the Knowledge of Sellers (based on the calculation of standard cost), will result in a loss to either Fastener Subsidiary in excess of $100,000 after the Closing.

(b) Sellers have provided or made available to Buyer copies of all written Material Contracts. Except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) no Fastener Subsidiary or, to the Knowledge of Sellers, other party thereto is in breach or default under any Material Contract and, to the Knowledge of Sellers, no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a breach or default; (ii) none of TransDigm or any of its Affiliates has received a written notice of breach or default or any event that with notice or lapse of time, or both, would constitute a breach or default by such Fastener Subsidiary of any Material Contract; (iii) none of the Material Contracts is the subject of any pending or, to the Knowledge of Sellers, threatened Litigation; and (iv) each of the Material Contracts constitutes the valid and binding obligation of a Fastener Subsidiary, as applicable, and, to the Knowledge of Sellers, each other party thereto, enforceable against a Fastener Subsidiary, as applicable, and, to the Knowledge of Sellers, each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ right generally and by general equitable principles (provided, however, that in no event will clause (ii) or clause (iii) be deemed to include any representation with respect to product warranties). No Fastener Subsidiary is a party to a material contract that is unrelated to the Fastener Business. All Material Contracts which required Consents (including without limitation Consents to assign and Consents to change of control) in connection with the sale of the Company to TransDigm are listed on Section 4.11(b) of the Disclosure Letter. The consummation of the transactions contemplated by this Agreement will not result in the termination of any Material Contracts.

(c) For purposes of this Section 4.11, the term “Government Contract” means every contract to which a Fastener Subsidiary is, or was since the Compliance Date, a party with any Governmental Entity or as a subcontractor to a Person which to the Knowledge of Sellers is a party to a contract with any Governmental Entity with respect to which such contract relates; and the term “Government Bid” means any bid or proposal by the Company or a Company Subsidiary currently pending which, if accepted, would result in a Government Contract.

(i) Each Fastener Subsidiary has complied with all material terms and conditions of all Government Contracts and Government Bids, related to the Fastener Business, to which it is a party. To the Knowledge of Sellers, all representations and certifications executed, acknowledged, or set forth in or pertaining to any Government Contract or any Government Bid

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were complete and correct as of their effective date, and each Fastener Subsidiary has complied in all material respects with these representations and certifications. None of TransDigm or its Affiliates has received notice of termination for convenience, termination for default, cure notice, or show-cause notice pertaining to any Government Contract or Government Bid. To the Knowledge of Sellers, no material cost incurred by either Fastener Subsidiary pertaining to any Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation, or has been disallowed by any Governmental Entity. To the Knowledge of Sellers, no money due to either Fastener Subsidiary pertaining to any Government Contract or Government Bid has been withheld or set off and no claim has been made to withhold or set off money, in each case, to the extent still outstanding and unpaid.

(ii) Neither Fastener Subsidiary or, to the Knowledge of Sellers, any of either Fastener Subsidiary’s directors or senior executives, are under administrative, civil, or criminal investigation, indictment or, by any Governmental Entity, or are subject to any audit or investigation by any Governmental Entity, with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid. Since the Compliance Date, none of TransDigm or its Affiliates has conducted or initiated any internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(iii) To the Knowledge of Sellers: (A) there are no outstanding material claims against either Fastener Subsidiary by any Governmental Entity or any contractor arising under or relating to any Government Contract to which either Fastener Subsidiary is a party or by which it is bound; and (B) there are no material disputes between either Fastener Subsidiary and any Governmental Entity or any contractor under applicable Law (provided, however, that in no event will this paragraph (iii) be deemed to include any representation with respect to product warranties).

(iv) Since the Compliance Date, neither Fastener Subsidiary has been debarred or suspended from participation in the award of contracts with any Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

(v) Neither Fastener Subsidiary is holding any equipment or fixtures owned by the United States.

(vi) Each Fastener Subsidiary has reached agreement with the responsible United States Government contracting officers and applicable agencies approving rates used in the bidding of applicable Government Contracts for the years from the Compliance Date through December 31, 2010. Since December 31, 2010, each Fastener Subsidiary has bid applicable Government Contracts related to the Fastener Business consistent with the methodology used in connection with prior approved rates.

4.12 Taxes.

(a) Since the Compliance Date, each Fastener Subsidiary has (i) duly filed or caused to be filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects, and (ii) paid all material Taxes due to any Governmental Entity except for those being opposed in good faith for which adequate reserves have been made.

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(b) No material deficiencies for Taxes have been proposed in writing or assessed against either Fastener Subsidiary by any Governmental Entity with respect to liabilities for any Taxes which have not been fully paid or finally settled. No material federal, state, local or foreign audits or other administrative or court proceedings have been commenced since the Compliance Date or are presently pending with regard to any Taxes or Tax Returns of any Fastener Subsidiary.

(c) Since the Compliance Date, each Fastener Subsidiary has properly withheld and paid over to the proper Governmental Entities all material Taxes required to be withheld and paid in connection with amounts paid, or deemed to have been paid, or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of each Fastener Subsidiary.

(e) No material federal, state, local or foreign audits or other administrative or court proceedings are presently pending with regard to any Taxes or Tax Returns of each Fastener Subsidiary.

(f) Neither Fastener Subsidiary has requested an extension of time within which to file any material Tax Return which has not since been filed.

(g) Neither Fastener Subsidiary is currently a party to any agreement providing for the allocation or apportionment of any liability for Taxes which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h) Neither Fastener Subsidiary has requested or received a ruling from any Governmental Entity or signed a closing or other agreement with any Governmental Entity since the Compliance Date relating to Taxes which would have an effect with respect to any taxable period ending on or after the Closing Date.

(i) Since the Compliance Date, neither Fastener Subsidiary is or has been a member of an “affiliated group” as defined in Section 1504 of the Code, or any comparable group under foreign law, except for any such group the parent of which is the Company or Parent or has any liability for Taxes of any person (other than the Company and the Company Subsidiaries and Parent and its subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(j) Since the Compliance Date, neither Fastener Subsidiary has agreed, or is required, to make any adjustment under Section 481(a) of the Code (or any substantially similar provision of foreign law).

(k) Since the Compliance Date, neither Fastener Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4.

(l) Since the Compliance Date, the Company has disclosed on its federal income Tax Returns all positions taken therein related to the Fastener Subsidiaries that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

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(m) Neither Fastener Subsidiary has distributed stock of any person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) Except to the extent that Section 4.10 relates to Taxes, the representations and warranties set forth in this Section 4.12 shall constitute the only representations and warranties with respect to Taxes.

4.13 [Intentionally Omitted]

4.14 [Intentionally Omitted]

4.15 Realty.

(a) Section 4.15(a) of the Disclosure Letter sets forth a list of all real property to which either Fastener Subsidiary has a valid leasehold interest (collectively, the “Leased Realty”). Sellers have provided Buyer with copies of all Leases. No Fastener Subsidiary is a party to a Lease that is unrelated to the Fastener Business.

(b) To the Knowledge of Sellers, the Fastener Subsidiaries possess leasehold interests in the Leased Realty pursuant to the leases set forth on Section 4.15(b) of the Disclosure Letter (the “Leases”), free and clear of any Liens except Permitted Liens. Each Lease is in full force and effect and enforceable against the applicable Fastener Subsidiary and, to the Knowledge of Sellers, each other party thereto in accordance with its terms. To the Knowledge of Sellers, no event has occurred or condition exists that constitutes, or after notice or lapse of time or both would constitute, a material default under any of the Leases. No material expenditures are required at the expiration or termination of any Lease to return the premises to their original condition, except as reflected in the Base Balance Sheet. Notwithstanding the foregoing, in no event will the foregoing representations be deemed to include any representation with respect to a default under the Lease solely related to environmental matters or expenditures to be made under the Lease with respect to environmental matters.

(c) Section 4.15(c) of the Disclosure Letter sets forth a list of all real property owned in fee simple by either Fastener Subsidiary (collectively, the “Owned Realty”). To the Knowledge of Sellers, each Fastener Subsidiary owns good and valid title in fee simple to the Owned Realty, free and clear of all Liens, other than Permitted Liens and Liens that will be released at or prior to the Closing. No Fastener Subsidiary is an owner of or in possession of any real property that is not used or held for use by the Fastener Business.

(d) Except as set forth on Section 4.15(d) of the Disclosure Letter or which would not be expected to have a Material Adverse Effect, individually or in the aggregate:

(i) the Realty is suitable for the purposes for which they are currently being used and can be used by each Fastener Subsidiary after the Closing for such uses without violating any Law or private restriction. There are no proceedings or amendments pending and brought by or, to the Knowledge of Sellers, threatened by any third party which would result in a change in the allowable uses of the Realty or which would modify the right of any Fastener Subsidiary to use the Realty for its current uses immediately after Closing;

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(ii) no third party has a present or future right to possession of all or any part of the Owned Realty;

(iii) to the Knowledge of Sellers, no material portion of any improvements on the Realty encroach onto neighboring properties and no improvements from neighboring properties encroach onto any portion of the Realty;

(iv) there are no material levied or pending special assessments affecting all or any part of the Realty and, to the Knowledge of Sellers, none is threatened;

(v) there are no pending or, to the Knowledge of Sellers, threatened condemnation or eminent domain proceedings affecting any part of the Realty; and

(vi) to the Knowledge of Sellers, there are no unrecorded easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations or other changes or encumbrances or defects or imperfections of title on or affecting any part of the Realty.

4.16 Personal Property. The Fastener Subsidiaries have, in all respects, good and valid title to, or a valid and enforceable right to use, all material tangible personal property reflected on the Base Balance Sheet and all tangible personal property acquired by either Fastener Subsidiary since the date of the Base Balance Sheet (except such personal property related to the Fastener Business as has been disposed of in the ordinary course of business since such date), in each case, free and clear of any and all Liens except Permitted Liens. No Fastener Subsidiary is an owner or in possession of any personal property that is not used or held for use by the Fastener Business.

4.17 Labor Matters. Since January 1, 2010, there has not been, nor is there pending or, to the Knowledge of Sellers, threatened in writing (i) any material labor dispute between either Fastener Subsidiary and any labor organization or any slowdown, work stoppage or other similar organized disruptive labor activity involving any employee of, or affecting any Fastener Subsidiary or (ii) any union organizing or election activity involving any employee of either Fastener Subsidiary. Since the Compliance Date, there has not been, nor is there pending or, to the Knowledge of Sellers, threatened in writing, any strike. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) neither Fastener Subsidiary is engaged in any unfair labor practice, and there is no unfair labor practice charge pending or, to the Knowledge of Sellers, threatened in writing against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity; and (b) neither Fastener Subsidiary has received notice of the intent of any Governmental Entity responsible for the enforcement of any federal, state, local or foreign laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health and wages and hours, including any bargaining or other obligations under the National Labor Relations Act, to conduct a investigation with respect to or relating to either Fastener Subsidiary and no such investigation is in progress. The Fastener Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours and occupational health and safety pertaining to all employees of the Fastener Business.

4.18 Intellectual Property.

(a) Section 4.18(a) of the Disclosure Letter sets forth a complete and accurate list (in all material respects) of all United States and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) Internet domain name registrations; and

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(iv) copyright registrations and applications owned or used by the Fastener Subsidiaries (“Fastener IP”). Fastener IP is valid, enforceable, in effect and subsisting, free and clear of all Liens (except for those Liens on the Credit Facilities provided that such Liens shall cease to have effect as of the Closing Date). The Fastener Subsidiaries have a valid right to use the Fastener IP in the ordinary course of the Fastener Business as currently conducted.

(b) (i) The conduct of the business as currently conducted by the Fastener Subsidiaries does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or threatened in writing against Parent, Company, Sellers or the Fastener Subsidiaries related to the Fastener Business, and (ii) to the Knowledge of the Sellers, no Person is infringing or otherwise violating any Fastener IP and no such claim is pending or threatened in writing against any Person by either Fastener Subsidiary.

(c) The Fastener Subsidiaries make commercially reasonable efforts to protect the confidentiality of material trade secrets used in the Fastener Business. To the Knowledge of Sellers, there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Fastener Business by any Person.

4.19 Customers.

(a) Section 4.19(a) of the Disclosure Letter sets forth a complete list of the ten (10) largest customers of the Fastener Subsidiaries, on a combined basis, in each case measured by sales during calendar year 2010.

(b) Since December 31, 2010, none of the customers listed on Section 4.19(a) of the Disclosure Letter has (i) stopped or indicated in writing to TransDigm or any of its Affiliates an intention to stop purchasing from a Fastener Subsidiary; (ii) substantially reduced or indicated in writing an intention to substantially reduce its trading with or provision of supplies to a Fastener Subsidiary; or (iii) changed or indicated an intention in writing to Parent, TransDigm, Company, US Seller and UK Seller to materially change the economic terms on which it is prepared to purchase from a Fastener Subsidiary (other than normal price and quota changes).

4.20 FAA. Each Fastener Subsidiary (i) is in compliance with all applicable regulations, directives, advisory circulars or similar official documents issued by the Federal Aviation Administration (“FAA”) and/or foreign aviation authorities (collectively, “Aviation Regulations”), (ii) has not violated, been subject to an investigation with respect to, or made voluntary disclosures with respect to potential violations of any Aviation Regulations, and (iii) has not been cited by the FAA for any discrepancies or violations during inspections or audits since the Compliance Date. No party has written or issued any FAA Service Bulletins or any other Actions as to either Fastener Subsidiary or any products of any Fastener Subsidiary at any time since the Compliance Date, and no such Bulletins or other Actions are pending. The FAA has not issued any Air Worthiness Directives as to any Fastener Subsidiary or any products of any Fastener Subsidiary at any time since the Compliance Date, and no such Directives are pending. To the Seller’s Knowledge, the Fastener Subsidiaries have sold only Fastener Business products and no products of Company or the Company Subsidiaries since the Compliance Date. None of Company or any Company Subsidiary has sold any Fastener Business products since the Compliance Date. Notwithstanding the foregoing, this Section 4.20 does not apply to Intellectual Property matters (which are instead addressed in Section 4.18).

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4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TransDigm or its Affiliates.

4.22 Financing Arrangements. The consummation of the transactions contemplated by this Agreement will not result in or trigger any liability of the Fastener Subsidiaries in connection with repayment of financing or payment of Company Fees and Expenses by TransDigm or its Affiliates.

4.23 Guarantees, Letters of Credit and Other Similar Commitments. Section 4.23 of the Disclosure Letter sets forth a list of all outstanding (i) guarantees, (ii) letters of credit, (iii) performance bonds and (iv) surety bonds (including customs bonds), in each case, given or granted by TransDigm or its Affiliates (excluding the Fastener Subsidiaries), or any financial institution on behalf of a Fastener Subsidiary or the Fastener Business or given or granted by a Fastener Subsidiary.

4.24 Insurance. Section 4.24 of the Disclosure Letter sets forth a complete and accurate list of each current casualty and property insurance policy maintained by or for the benefit of any Fastener Subsidiary or the Fastener Business. All such policies are in full force and effect, all premiums have been paid and no written notice of cancellation has been received with respect to any such insurance.

4.25 [Intentionally Omitted]

4.26 Good Title. The Fastener Subsidiaries possess good and marketable title to all assets (tangible and intangible) of the Fastener Subsidiaries, free and clear of all Liens, except Permitted Liens.

4.27 Entire Business. The assets of the Fastener Subsidiaries constitute all the assets and properties used or held for use in connection with, as necessary for, or material to the business and operations of the Fastener Business as presently conducted. No assets of the Fastener Business are used, held or shared in any respect by or with TransDigm or its Affiliates (excluding the Fastener Subsidiaries). All assets of the Fastener Business are held by, entered into or in the name of a Fastener Subsidiary. All employees of the Fastener Business are employed by a Fastener Subsidiary except for those employees listed on Section 6.13(a) of the Disclosure Letter. The Fastener Subsidiaries do not employ or have any contractual or legal responsibility for employees or contractors who are not employed or hired by the Fastener Business except for those employees listed on Section 6.13(b) of the Disclosure Letter. None of TransDigm or its Affiliates (excluding the Fastener Subsidiaries) is a party to any agreement with any Person, including any Governmental Entity, that (i) restricts the operation of the Fastener Business, (ii) pertains to the disposition of any asset of the Fastener Subsidiaries or (iii) makes commitments by, for or on behalf of a Fastener Subsidiary that will be binding on a Fastener Subsidiary following the Closing. For purposes of this Agreement, the assets of the Fastener Subsidiaries include without limitation the Realty, Fastener IP, Permits, Leases, Material Contracts, Government Contracts, plants, equipment, machinery, tools, supplies, spare parts, products, raw materials, prepaid items, motor vehicles, accounts and accounts receivable, owned and leased hardware, owned and licensed software, business data and records, bank accounts, personal property and employees of the Fastener Business, contractual relationships

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with customers of the Fastener Business, and other Fastener Business rights, claims, privileges and assets.

4.28 Condition of Assets. All material assets currently owned or leased by the Fastener Subsidiaries and used in the operation of the Fastener Business, including but not limited to operating equipment and fixtures, are in reasonable working condition.

4.29 Disclaimer of Sellers. (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NONE OF TRANSDIGM OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, AFFILIATES, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS THE COMPANY SUBSIDIARIES OR THE FASTENER SUBSIDIARIES RELATED TO THE FASTENER BUSINESS, THE CAPITAL STOCK OR OTHER EQUITY INTERESTS OR THE ASSETS OF THE FASTENER SUBSIDIARIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE FASTENER SUBSIDIARIES, AFTER THE CLOSING AND (B) EXCEPT AS SET FORTH IN THIS ARTICLE IV, NONE OF TRANSDIGM OR ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S USE OF, ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIALS RELATING TO ANY FASTENER SUBSIDIARY, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIALS MADE AVAILABLE TO BUYER, WHETHER ORALLY OR IN WRITING, IN ANY DATA ROOM RELATING TO THE TRANSACTION, IN MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS OR REQUESTS SUBMITTED BY OR ON BEHALF OF BUYER OR IN ANY OTHER FORM IN CONSIDERATION OR INVESTIGATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows as of the date of this Agreement and as of the Closing Date (except to the extent made as of a specified date, in which case, as of such specified date):

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions

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contemplated hereby. The execution and delivery by Buyer of this Agreement and the performance by Buyer of this Agreement has been duly authorized by all necessary corporate action of Buyer and Alcoa Inc. and no other corporate proceeding on the part of Buyer and Alcoa Inc. is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of this Agreement will not, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or violate in any material respect the Organizational Documents of Buyer, (ii) conflict with or violate in any material respect any Laws applicable to Buyer or by or to which any of Buyer’s properties or assets are bound or subject or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of a Lien on, any of the properties or assets of Buyer, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any of their respective properties or assets are bound or subject, except as would not reasonably be expected to prohibit or materially restrict or impede the transaction contemplated by this Agreement.

(b) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of this Agreement will not, require that, or make advisable that Buyer obtain any Consent of any Governmental Entity or third party except for applicable requirements of the HSR Act, and under any applicable foreign Laws regulating competition.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates, except for Citigroup Global Markets Inc. which was previously disclosed to Sellers. All brokerage, finder’s or other fee or commission due to Citigroup Global Markets Inc. in connection with this Agreement will be paid by Buyer or its Affiliates.

5.5 Litigation. As of the date of this Agreement, there is no Litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Buyer, threatened in writing, against Buyer, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would have, in the aggregate, a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement.

5.6 Financial Capacity. Buyer has cash on hand or available credit under existing facilities, to consummate the transactions contemplated by this Agreement.

5.7 Legal Requirements and Approvals. Buyer has no knowledge of any Consent of any Governmental Entity that will be required to consummate the transactions contemplated by this Agreement that it will not be able to obtain or make, or that it may obtain only after substantial

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delay, or any material requirement of any Governmental Entity that it will be unable to satisfy in connection with the transactions contemplated hereby.

5.8 Inspection; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Fastener Business as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer agrees to accept the Shares without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to TransDigm or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that neither Sellers nor TransDigm make any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows (to the extent provided), or future financial condition (or any component thereof) of the Fastener Subsidiaries or the future business and operations of the Fastener Subsidiaries or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Fastener Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly contemplated by this Agreement. In connection with Buyer’s investigation of the Fastener Subsidiaries, Buyer and/or its Affiliates, agents and representatives may have received certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items (to the extent provided), and other data of the Fastener Subsidiaries and certain business plan information of the Fastener Subsidiaries. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.29, neither Sellers nor any of their representatives, agents or Affiliates (including the Company and the Company Subsidiaries) have made any representation or warranty with respect to such projections and other forecasts and plans.

5.9 Disclaimer of Buyer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, AFFILIATES, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER.

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ARTICLE VI

COVENANTS

6.1 Affirmative Covenants of Sellers. Sellers hereby covenant and agree that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), Sellers shall cause each of the Fastener Subsidiaries to operate their respective businesses only in the ordinary course of business, including keeping in full force and effect property and casualty insurance comparable in amount and scope of coverage to that currently maintained with respect to the Fastener Business, the continuation of any customary audit procedures, and preserve intact their respective business organizations, and maintaining their respective rights and franchises, and continuing to meet the contractual obligations of, and paying obligations related to, the respective businesses as they mature in the ordinary course. Sellers shall cause each of the Fastener Subsidiaries to use commercially reasonable efforts to retain the services of their respective officers and key employees and maintain their respective relationships and goodwill with their respective customers, distributors, contractors, licensors and suppliers and others with which they have business relationships.

Notwithstanding the foregoing, during the period from the date hereof until the Effective Time, the Fastener Subsidiaries shall be permitted to utilize any and all available Cash and Cash Equivalents of the Fastener Subsidiaries (i) to pay Company Fees and Expenses, (ii) to repay outstanding Debt of the Company Subsidiaries and (iii) to declare and pay one or more dividends or other distributions to Sellers out of funds legally available for the purpose, in each case at such times and in such amounts as the applicable Fastener Subsidiary shall deem necessary, appropriate or desirable.

6.2 Negative Covenants of Sellers. Sellers hereby covenant that, except as (i) prohibited by Law, (ii) expressly contemplated by this Agreement or on Section 6.2 of the Disclosure Letter or (iii) consented to in writing by Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement until the Effective Time, Sellers shall cause the Fastener Subsidiaries not to do any of the following (provided that none of the following shall be construed to restrict the right and ability Sellers or their Affiliates prior to the Closing, to take any action expressly permitted under the last sentence of Section 6.1 above):

(a) except as may be required by applicable Law or an existing Plan (i) increase in any respect the compensation payable to or to become payable to any of its directors, officers or employees (other than pursuant to employment agreements in effect on the date of this Agreement or in the ordinary course of business); (ii) grant any severance to (other than pursuant to its normal severance policy as in effect on the date of this Agreement), or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into or amend in any respect any Plan, except as may be required by Law; or (iv) lend, pay or contribute any funds to any of its directors, officers, employees or Affiliates (other than compensation payable in the ordinary course of business and reimbursement of fees and expenses);

(b) hire or promote any employees or independent contractors, other than such hires or promotions in the ordinary course of business;

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(c) (i) effect any reorganization or recapitalization of any Fastener Subsidiary; or (ii) make any change to the ownership structure of the Fastener Subsidiaries or otherwise make any change in the type, number or holding of the Shares or the Fastener Subsidiaries;

(d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any of the Shares or any shares of any class of capital stock or other equity of the Fastener Subsidiaries, or any securities convertible into or exercisable or exchangeable for any such Shares or any rights, warrants or options to acquire, any such Shares;

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any of its assets with a fair market value in excess of $100,000 per location or $200,000 in the aggregate (other than in the ordinary course of business);

(f) with respect to either Fastener Subsidiary (i) change any of its methods of accounting, or accounting period, in effect at January 1, 2011 or as otherwise set forth in the Basis of Presentation, (ii) make, change or rescind any express or deemed material election relating to Taxes, other than on a consolidated basis (except where such election would have an adverse effect on Buyer or either Fasteners Subsidiary), (iii) amend any Tax Returns in any material respect, other than on a consolidated basis (except where such filing would have an adverse effect on Buyer or either Fasteners Subsidiary), (iv) settle or compromise any material Litigation, Audit or controversy relating to Taxes, other than on a consolidated basis (except where such filing would have an adverse effect on Buyer or either Fasteners Subsidiary), (v) agree to any adjustment of any Tax attribute, (vi) enter into any agreement with a Tax authority, or (vii) surrender any right or claim to a refund that could have an adverse effect on Purchaser, either Fastener Subsidiary or an Affiliate thereof after the applicable Closing (other than the filing of Tax Returns in the ordinary course of business consistent with past practices unless an inconsistency is required by applicable Tax laws);

(g) incur any material obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture, guarantee or similar instrument (other than in the ordinary course of business, which shall include, for the avoidance of doubt, any draw-down of, or borrowings under, any revolving credit facility maintained as of the date of this Agreement by the Fastener Subsidiaries, all of which will be terminated or satisfied as of the Closing Date consistent with this Agreement) or enter into any material swap or other off-balance-sheet transaction for its own account (provided, for the avoidance of doubt, that the foregoing shall not prohibit or restrict the Fastener Subsidiaries from terminating any hedging arrangements maintained as of the date of this Agreement by the Fastener Subsidiaries), or enter into any material economic arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business;

(h) fail to file any material Tax Return when due (taking into account any available extension (or alternatively, fail to file for any available extension);

(i) settle or compromise any Litigation (other than Litigation relating to Taxes (which are subject to clause (f) above)) in an amount in excess of $100,000;

(j) (i) permit, allow or suffer any of its assets with a fair market value in excess of $100,000 to be subjected to any Lien other than Permitted Liens; or (ii) other than in the

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ordinary course of business, acquire any properties, assets or rights in an amount in excess of $100,000 individually or $200,000 in the aggregate;

(k) enter into, adopt, amend or terminate any collective bargaining agreement;

(l) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any corporation, partnership, joint venture or other entity;

(m) make or authorize any material capital expenditures (including information systems) or material commitment for capital expenditures in excess of $100,000 per location or $200,000 in the aggregate;

(n) amend their respective Organizational Documents;

(o) permit a Fastener Subsidiary to dissolve, wind-up or liquidate;

(p) create, enter into, renew, amend, terminate or cancel any Material Contract;

(q) fail to take commercially reasonable steps to protect, secure and preserve all owned software and confidential business records and data from unauthorized access, duplication or disclosure to anyone other than Buyer;

(r) enter into a new line of business or abandon or discontinue existing lines of business;

(s) waive any right or claim of material value or write off any material accounts receivable other than Intercompany Accounts;

(t) effect any plant closing or mass layoff, each as defined in WARN;

(u) fail or delay to pay any material liability when due;

(v) enter into any agreement, commitment or transaction with respect to taking any of the foregoing actions; or

(w) agree in writing or otherwise to do any of the foregoing.

6.3 Post-Signing Tax Restructuring Actions. Notwithstanding anything in Section 6.2, Sellers shall have the right, after the date of this Agreement and prior to the applicable Closing Date, to undertake, at their own expense, those restructuring steps, Tax elections or other transactions in respect of any Fastener Subsidiary that are set forth in Section 6.3 of the Disclosure Letter (each such step, transaction or Tax election, a “Post-Signing Restructuring Action”); provided, however, that Sellers shall not include any rights of indemnification of Sellers or any of their Affiliates against a Fastener Subsidiary in any agreement or conveyance document to be entered into in connection with any Post-Signing Restructuring Action.

6.4 Access and Information. Subject to Section 6.5 and applicable Law, Sellers shall cause each Fastener Subsidiary to afford to Buyer and its employees, accountants, actuaries, consultants, legal counsel, agents and other representatives (collectively, the “Buyer Representatives”) access

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at reasonable times to the officers, employees, agents, properties, offices and other facilities of each Fastener Subsidiary and to the books and records thereof and furnish promptly to Buyer and the Buyer Representatives such information concerning the business, properties, contracts, records and personnel of each Fastener Subsidiary (including financial, marketing, operating and other data and information) as may be requested, from time to time, by Buyer. Notwithstanding anything to the contrary contained herein, Buyer (i) shall provide Sellers with reasonable advance notice of any request for access pursuant to this Section 6.4; and (ii) shall avoid any undue disruption to the business operations of the Fastener Subsidiaries.

6.5 Confidentiality.

(a) Buyer and Sellers each acknowledge that, from and after the date hereof (including after the Closing Date) the Confidentiality Agreement (the “Confidentiality Agreement”), dated as of December 16, 2011, between Parent and Alcoa Inc. shall continue to bind the parties thereto in accordance with its terms.

(b) As of and after the Closing Date, TransDigm, on behalf of itself and its Affiliates and representatives, agree to hold confidential all books, records, contracts, instruments, files, computer data and other confidential or proprietary information relating to the business, operations, financial condition, properties and assets of the Fastener Subsidiaries and the Fastener Business (the “Confidential Information”), except to the extent such Confidential Information (i) is or becomes publicly available, other than as a result of a disclosure by TransDigm or its Affiliates or representatives in breach of this Agreement; (ii) becomes available to TransDigm or its Affiliates or representatives on a non-confidential basis; provided, that the source of such Confidential Information was not known by TransDigm or its Affiliates or representatives to be bound by a confidentiality obligation with respect to such Confidential Information or (iii) is required by Law or order to be disclosed.

6.6 Continuation of Indemnification. Buyer shall cause the Fastener Subsidiaries to retain or include in its certificate of incorporation and by-laws and the comparable organizational documents substantially similar indemnification provisions, including provisions respecting the advancement of expenses, in effect immediately prior to the Closing for the benefit of the Fastener Subsidiaries’ officers, directors, employees and agents and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors, employees and agents). If a Fastener Subsidiary merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, Buyer shall cause the Fastener Subsidiaries to make proper provisions so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of the under this Section 6.6. The obligations set forth in this Section 6.6 shall continue for a period of six (6) years following the Closing and shall continue in effect thereafter with respect to any action, suit or proceeding commenced prior to the sixth anniversary of the Closing Date, and are intended to benefit each director, officer, agent or employee who has held such capacity on or prior to the Closing Date and is either a party to an indemnification agreement with the Fastener Subsidiaries or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the certificate of incorporation or by-laws or the comparable organizational documents of the Fastener Subsidiaries.

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6.7 Supplemental Disclosure.

(a) Within five (5) Business Days of Sellers’ Knowledge of an addition or modification to the Disclosure Letter, and within three (3) Business Days before Closing with respect to all other additions or modifications to the Disclosure Letter, Sellers shall deliver a supplement or amendment to the Disclosure Letter with respect to any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter; provided, however, that any such supplemental or amended disclosure shall, for purposes of this Agreement (other than for the purposes of determining whether the conditions set forth in Article VIII hereof are satisfied), be deemed to have been disclosed as of the date of this Agreement.

(b) No such supplemental or amended disclosure shall give rise to Buyer’s right to terminate this Agreement unless and until this Agreement is terminable by Buyer in accordance with Section 11(c)(ii).

(c) If the matters disclosed in such supplemental or amended disclosure, individually or in the aggregate, resulted in non-satisfaction of the closing condition set forth in Section 8.2(a) and such condition is waived by Buyer or if Buyer fails to terminate this Agreement in accordance with Section 11.1(c)(ii) after notification with respect to such matter, then, after the Closing, such supplemental or amended disclosure shall be deemed to have been disclosed as of the date of this Agreement and shall be deemed to cure any breach of this Agreement for purposes of any indemnification obligations set forth in Article IX hereof. In the event of any such supplemental or amended disclosures as permitted by this Section 6.7(c), Buyer will have ten Business Days to consider such supplemented and amended disclosures, and the Closing Date and the Outside Date shall be adjusted automatically, as necessary, for such additional period.

6.8 Financial Statements. Between the date hereof and the Closing Date, Sellers shall deliver to Buyer, not later than fifteen (15) days following the end of each calendar month, copies of the Fastener Subsidiaries’ internal monthly income statements and balance sheets for the prior month, as prepared in accordance with the Fastener Subsidiaries’ accounting policies and procedures, past practice and normal business practices. Buyer may request such additional information as Buyer may reasonably request with respect to the financial results of Sellers during such period.

6.9 Employee Matters.

(a) Buyer shall give the employees of the Fastener Subsidiaries who remain employees or become employees of the Buyer on or after the Closing Date (“Continuing Employees”), service credit for all periods of service with the Company Subsidiaries and the Fastener Subsidiaries prior to the applicable Closing Date for all purposes under any welfare or other Plans adopted or maintained by Buyer or its Affiliates on or after the Closing Date; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. Buyer shall waive any limitations regarding preexisting conditions and give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date with respect to the Plans, under any welfare or other Plans maintained by Buyer on or after the Closing Date with respect to the Continuing Employees. All Continuing Employees as of no earlier than five (5)

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Business Days prior to the Closing Date will be set forth in Section 6.9(a) of the Disclosure Letter.

(b) Buyer will permit the Continuing Employees to carry over and take accrued, but unused, vacation days with pay in accordance with the applicable policies of the Fastener Business and the Fastener Subsidiaries as in effect as of the Closing Date, but provided and only to the extent that such accruals are accurately reflected on (i) the Closing Date Balance Sheet, and (ii) Actual Closing Working Capital. All such accrued but unused vacation days with pay as of no earlier than five (5) Business Days prior to the Closing Date will be set forth in Section 6.9(b) of the Disclosure Letter.

(c) Immediately prior to the Effective Time, Sellers shall cause each Fastener Subsidiary to accrue an amount payable to each employee of each Fastener Subsidiary participating in any annual bonus plan maintained by the Fastener Subsidiaries equal to the product obtained by multiplying (x) the amount payable to such employee pursuant to the terms of such plan based upon the most recently finalized (as of the day immediately preceding the Closing Date) quarterly forecast for the full year performance of the Fastener Subsidiaries for the calendar year 2011, times (y) a fraction, the numerator of which is the number of days elapsed in the calendar year 2011 through the day immediately preceding the Closing Date and the denominator of which is 365; and accurately reflect such amount on the (i) the Closing Date Balance Sheet, and (ii) Actual Closing Working Capital. All such amounts payable or annual bonus plans as of no earlier than five (5) Business Days prior to the Closing Date will be set forth in Section 6.9(c) of the Disclosure Letter.

(d) To the extent Buyer is required to pay any employee of the Fastener Subsidiaries any amount for services attributable for periods of time worked prior to the Closing Date including but not limited to bonus, payroll, vacation, and retention payments, or is required to pay any severance to any former employee of the Fastener Subsidiaries whose employment terminated prior to the Closing Date, and any such amount has not been taken into account for purposes of adjusting the Net Purchase Price – US or Net Purchase Price - UK pursuant to Section 2.3(c), then Sellers agree to prefund to Buyer the total gross amount of such payments in advance of Buyer’s payroll processing or severance processing.

(e) Nothing herein expressed or implied shall confer upon any of the current or former employees of the Fastener Business, the Fastener Subsidiaries, Company Subsidiary or any of their Affiliates, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any right to continued employment for any specified period.

(f) For a period of two (2) years from and after the Closing Date, Sellers shall not and shall cause their Affiliates not to, directly or indirectly, solicit the employment of any Continuing Employee without Buyer’s prior written consent; provided, however, that the foregoing provisions shall not apply to (i) a general advertisement or solicitation program that is not specifically targeted at such Continuing Employees or (ii) the solicitation of any such employee after such time as such employee’s employment has been terminated.

6.10 No Solicitation. Until the earlier of (a) the Closing, and (b) the termination of this Agreement pursuant to Section 11.1, Sellers agree that they shall not, and shall cause their respective officers, directors, employees, Affiliates, attorneys, advisors, accountants, bankers,

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agents and representatives not to, directly or indirectly: (a) solicit any proposal or offer from any Person (other than Buyer or one of its Affiliates) relating to any transaction or series of related transactions involving: (i) the disposition or acquisition of all or any material portion of the business or assets of the Fastener Subsidiaries; (ii) the sale, issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of a Fastener Subsidiary or (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire, or any security, instrument or obligation that is or may become convertible into or exchangeable for, any capital stock or other equity security of a Fastener Subsidiary; (iii) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving a Fastener Subsidiary, other than, in each case, the transactions contemplated by this Agreement; or (iv) any other transaction or financing which if consummated would have an adverse effect on Seller’s ability to perform its obligations under this Agreement (each of (i) through (iv) above, inclusive, an “Alternative Transaction”); (b) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Buyer or one of its Affiliates) in connection with an Alternative Transaction to be made by such Person; provided that in response to any unsolicited communications from a third party with respect to an Alternative Transaction, Sellers shall be permitted to inform such third party that Sellers are prohibited by this Agreement from participating in any discussions or negotiations with respect to an Alternative Transaction; or (c) accept any proposal or offer from any Person (other than Buyer or one of its Affiliates) relating to an Alternative Transaction.

6.11 Non-Compete. Sellers, on their own behalf and on behalf of their Affiliates (each a “Restricted Party”), covenant that each will not, for a period of three (3) years from the Closing Date, anywhere in North America, Europe and Asia, engage in or become associated as an owner, stockholder or member of any Person engaged in any business that designs, develops, manufactures, distributes or sells aircraft fasteners or fastening systems that fasten directly to airframes, engines for structural integrity purposes or slotted entry bearings (“Restricted Business”). For the avoidance of doubt and without limiting the foregoing, nothing in the preceding sentence will limit Sellers or their Affiliates from manufacturing or selling clamps, fuel fittings, slotted entry bearings or any fasteners of types in any such case where such products are used as components of, or are ancillary to, current or future non-fastener product offerings. Sellers and Buyer acknowledge that the non-competition covenant granted in this Section 6.11 is granted to maintain or preserve the value of the goodwill acquired by Buyer from Sellers hereunder. Notwithstanding anything to the contrary in this Section 6.11, Sellers and their Affiliates shall not be prohibited from (i) acquiring a controlling interest in any Person (whether as shareholder, principal, partner, agent, security holder, independent contractor, consultant or otherwise) that owns less than ten percent of any class of security of a Person that operates a Restricted Business if such security is publicly traded on a national securities exchange, (ii) acquiring an interest of less than ten percent of any class of security of a Person that operates a Restricted Business, (iii) acquiring a business if no more than 25% of its revenues constitute Restricted Business, or (iii) acquiring a business if the total revenues that constitute Restricted Business are less than $10,000,000. The provisions of this Section 6.11 are in no way intended to restrict, limit or otherwise alter the operation by Sellers and their Affiliates of their respective businesses as conducted as of the Closing Date.

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6.12 Further Assurances; Cooperation. The parties acknowledge that they intend that the Buyer receive all assets of the Fastener Business, wherever located. Accordingly, if at any time following the Closing Date it is discovered that TransDigm or any of its Affiliates (excluding the Fastener Subsidiaries) has ownership of assets related in any respect to the Fastener Business that were not owned by the Fastener Subsidiaries, the Sellers, at their sole cost and expense, shall cause such entity to transfer such assets to the Fastener Subsidiaries or such other Person as Buyer may direct. In any such event, Buyer shall have the remedies available in this Agreement if the facts and circumstances constitute a breach of any of the representations or warranties contained herein.

6.13 Loose Employees. Prior to the Closing, at their sole cost and expense, Sellers will transfer (or cause to be transferred) (a) to the Fastener Subsidiaries, the employees set forth in Section 6.13(a) of the Disclosure Letter, and (b) from the Fastener Subsidiaries, to TransDigm or its Affiliates (excluding the Fastener Subsidiaries), the employees set forth in Section 6.13(b) of the Disclosure Letter.

6.14 Specific Employment and Retention Agreements. Sellers will reimburse Buyer and Valley-Todeco for any payments made under the retention agreement listed in Section 6.14 of the Disclosure Schedule. Further, Seller will reimburse Buyer and Valley-Todeco for any payments made under paragraph 10(b)(ii) of the employment agreement listed in Section 6.14 of the Disclosure Schedule, so long as and to the extent any gross up or tax reimbursement payment described therein does not arise by reason of an amendment by Buyer or Valley-Todeco following the Closing Date.

6.15 Customer Notice and Consent. (i) Within ten (10) Business Days of written request by Buyer, Sellers shall cause Linread to provide written notice of change of control as a result of the transactions contemplated by this Agreement to the customer listed on Section 6.15 of the Disclosure Letter as required by that certain customer contract listed on Section 6.15 of the Disclosure Letter (the “Customer Contract”), and (ii) if at any time Linread receives notice of customer’s intention to terminate the Customer Contract in response to such notice or otherwise, Sellers shall promptly so advise Buyer.

6.16 Environmental Remediation Guaranty & Indemnification. After the date hereof, the Sellers shall use best efforts to obtain a release of US Seller from, and Buyer shall use commercially reasonable efforts to assist the US Seller in obtaining a release from, its guaranty under that certain Settlement Agreement between Valley-Todeco, Inc. and a third party previously disclosed to Buyer executed as of February 13, 2002 (the “Settlement Agreement”). In the event the Sellers are unable to obtain a release from the guaranty under the Settlement Agreement, Buyer and Valley-Todeco shall jointly and severally indemnify US Seller and its successors from any liability under such guaranty. In the event Sellers do not obtain consent to disclose the Settlement Agreement to Buyer, and the third party previously disclosed to Buyer fails to perform its obligations under the Settlement Agreement due to Sellers’ breach, Sellers shall indemnify Buyer for all Damages in excess of $100,000 and subject to the Indemnity Cap (the limitations on Sellers’ indemnification obligations set forth in Section 9.3 shall not apply except for the Indemnity Cap).

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6.17 Linread Pension. In the event Linread or Buyer incurs liability with respect to its former pension plan and such liability would fall within the scope of the indemnity provided under the agreement listed in Section 6.17 of the Disclosure Schedule, TransDigm shall cause Company to assert a claim on behalf of Linread, at Linread’s expense, under such purchase agreement and shall remit any recovery thereunder to Linread or Buyer, as the case may be.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, those set forth in paragraphs (c) and (d) of this Section 7.1), Buyer and Sellers shall each use their best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by Buyer, Sellers or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) promptly make all necessary or advisable registrations and filings, and thereafter make any other required submissions, with respect to this Agreement required or advisable under (A) the HSR Act and any applicable non-U.S. merger control or competition Laws and (B) any other applicable Law; (iv) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including, without limitation, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b) In furtherance of the foregoing, to the extent not filed prior to the date hereof, the parties hereto shall cooperate with each other and shall use their respective best efforts to file required Notification and Report Forms under the HSR Act with the FTC and the DOJ as soon as practicable following the date of this Agreement, but in no event later than five (5) Business Days from and after the date hereof, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Each party agrees to cooperate with each other in determining whether any other filings are required to be made with any Governmental Entity under any applicable antitrust, competition, foreign investment or trade regulation Law in connection with the execution, delivery and performance of this Agreement and agrees to make as promptly as practicable any such filings and to promptly supply any additional information or documentary material that may be requested by any Governmental Entity. Buyer and Sellers will pay one-half each the cost of all filing fees to any Governmental Entity in connection with any required Consent of any Governmental Entity.

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(c) Buyer shall be under no obligation to sell, divest, license or dispose of any assets or businesses of Buyer (or its Affiliates) or the Fastener Business or the Fastener Subsidiaries or to enter into any agreement to take or commit to take actions that limit Buyer’s or its Affiliates’ freedom of action with respect to, or their ability to retain, any of the business, product lines or assets of Buyer (or its Affiliates), the Fastener Business or the Fastener Subsidiaries.

(d) Subject to applicable legal limitations and instructions of any Governmental Entity, each party to this Agreement shall promptly notify the other party of any written or oral communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other party a reasonable opportunity to review in advance any proposed substantive communication by such party to any Governmental Entity. Prior to the Closing, Buyer and Sellers shall cooperate in all reasonable respects with respect to any filing with any Governmental Entity in connection with any of the transactions contemplated hereby. To the extent practicable under the circumstances, none of the parties to this Agreement shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, where permitted, allows the other party to participate. Subject to applicable legal limitations and instructions of any Governmental Entity, the parties to this Agreement will: (i) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with its communications with any Governmental Entity, (ii) provide each other with copies of all written correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of such agency’s staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and (iii) prior to submitting any substantive and material written communication to any Governmental Entity, permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other party provided in a timely manner, in connection with, any such communication; provided, however, that materials may be redacted (x) as necessary to comply with contractual arrangements and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns (including without limitation proprietary business information).

7.2 Public Announcements. Except as may be required by Law or the rules or regulations of the Securities and Exchange Commission or the New York Stock Exchange, from the date hereof through the Closing Date, neither Buyer nor Sellers shall, and Buyer and Sellers shall cause each of their Affiliates not to, issue any public report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer and Sellers, unless otherwise required by applicable Law, in which case such party shall advise the other parties hereto and discuss the contents before issuing any such report, statement or press release.

7.3 Retention and Access to Records. Sellers shall have the right to retain copies, made at Sellers’ cost and expense, of all books and records of the Fastener Subsidiaries relating to periods ending on or prior to the Closing Date. For a period of seven (7) years following the Closing Date, Buyer shall maintain all books and records of the Fastener Subsidiaries relating to periods ending on or prior to the Closing Date and shall make them, and any individuals

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responsible for maintenance of such books and records, available to Sellers upon reasonable notice during normal business hours. Buyer may change the form, format, location, and storage media for such books and records. Buyer shall, and shall cause its Affiliates to, retain all records pertinent to any pre-Closing employment-related obligations retained by Sellers until the expiration of any applicable statute of limitations. Buyer shall furnish copies of such books and records to Sellers promptly upon Sellers’ request at Sellers’ expense.

7.4 Assignments

(a) From the date hereof and after the Closing Date, Sellers and Buyer shall use their respective commercially reasonable best efforts to secure all necessary assignments, transfers, consents, approvals, authorizations, exemptions and waivers from third parties required to complete and enable Buyer to obtain the benefit of the transactions contemplated hereby.

(b) Notwithstanding anything herein to the contrary, to the extent the assignment of any right to be assigned to Buyer pursuant to this Agreement shall require the Consent of any other party, failure to secure such Consent will not constitute a breach of this Agreement. If any such Consent is not obtained prior to Closing, subject to satisfaction of the conditions to Closing set forth in Article VIII, the Closing shall nonetheless take place on the terms specified herein and Sellers shall, until such Consent is obtained, cooperate with Buyer, at Buyer’s expense, in any reasonable arrangement designed to provide for Buyer the benefit of any such right, including enforcement of any and all rights of Seller against the other party to any contract, commitment or other similar agreement arising out of the breach or cancellation thereof by such party or otherwise.

7.5 Access and Cooperation After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours and upon reasonable prior notice, such information (including records and business data pertinent to the Fastener Business) and assistance relating to the Fastener Business as is reasonably necessary for financial reporting and accounting purposes, the preparation and filing of any Tax Returns, reports or forms or the defense of, or response required under, or pursuant to, any Litigation (including any proceeding involving the Sellers and any environmental matters related to the Fastener Business) and any other reasonable purpose. After the Closing, Buyer and Sellers agree to deliver promptly to the other all mail and other documents received by such party which relate to any business conducted by such other party or its Affiliates after the Closing. Buyer and Sellers shall also furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours and upon reasonable prior notice, such information for any other reasonable business purpose.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Buyer and Sellers:

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(a) No Order. No Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise restrains the performance by Buyer and Sellers of their respective obligations under this Agreement.

(b) Antitrust Approvals. The applicable waiting period under the HSR Act and any applicable non-U.S. merger control or competition law shall have expired or been terminated.

(c) Consents and Approvals; Permits. All material Consents or waivers thereof and Permits required to consummate the transactions contemplated hereby, as set forth in Section 8.1(c) of the Disclosure Letter, shall have been obtained from all Governmental Entities.

8.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Buyer:

(a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Buyer shall have received a certificate of the President or Chief Executive Officer of Sellers as to the satisfaction of this Section 8.2(a).

(b) Agreements and Covenants. Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Buyer shall have received a certificate of the President or Chief Executive Officer of Sellers as to the satisfaction of this Section 8.2(b).

(c) Debt. There shall be no amounts outstanding under any Debt of the Fastener Subsidiaries. Buyer shall have received a certificate of the President or Chief Executive Officer of Sellers as to the satisfaction of this Section 8.2(c).

(d) Loose Employees. Sellers shall have caused the employee transfers set forth in Section 6.13.

(e) Sellers shall have applied for the applicable TCE usage permit for the Redditch, UK facility.

8.3 Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Sellers:

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(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby. Sellers shall have received a certificate of an executive officer of Buyer as to the satisfaction of this Section 8.3(a).

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. Sellers shall have received a certificate of a duly authorized officer or other authorized person of Buyer to such effect.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties in this Agreement or in any certificate delivered pursuant to Sections 8.2(a) or (c) or Section 8.3(a) shall survive the Closing for a period of eighteen months, commencing on the Closing Date; provided, however, that the representations and warranties set forth under Sections 4.1, 4.3(a) and (b), 4.4 and 4.26 shall survive indefinitely. All covenants and other agreements set forth in this Agreement survive the Closing until fully performed in accordance with their respective terms. No Claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty or covenant set forth above; provided that if Buyer or Sellers, as applicable, delivers written notice to the other party of an indemnification claim for a breach of the representations, warranties or covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.

9.2 Indemnification by Sellers. Subject to the terms and conditions of this Article IX, from and after the Closing, Sellers shall indemnify, defend and hold harmless Buyer and its directors, officers, managers, employees, stockholders and Affiliates, including the Fastener Subsidiaries (each a “Buyer Indemnified Party”) after the Closing from and against any and all losses, liabilities, costs, expenses, claims, fines and damages (including legal costs and expenses) (collectively, “Damages”) asserted against, resulting from, imposed upon or suffered by any Buyer Indemnified Party, arising out of or related to (a) any misrepresentation or breach of any representation or warranty of Sellers set forth in Article IV of this Agreement or any certificate delivered hereunder, or (b) any breach of any covenant or agreement of Sellers set forth in this Agreement. For purposes of determining the amount of Damages under this Section 9.2 resulting from a breach of any representation or warranty, any and all “Material Adverse Effect”,

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“material adverse effect”, “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.

9.3 Sellers’ Limitation of Liability. Notwithstanding Section 9.2 or any other provision of this Agreement:

(a) the Buyer Indemnified Parties shall not be entitled to any indemnification in respect of Damages incurred by any Buyer Indemnified Party pursuant to Section 9.2(a) for any individual item or Claim, or series of related items or Claims, in which the Damages related thereto are less than $50,000 (any claim exceeding such threshold being referred to herein as a “Qualifying Claim”);

(b) Sellers shall have no obligation to indemnify any Buyer Indemnified Party from and against any Damages until the aggregate amount of indemnifiable Damages under Section 9.2(a) suffered by the Buyer Indemnified Parties in respect of Qualifying Claims exceeds an amount equal to $2,000,000 (the “Threshold Amount”), and then only with respect to Damages under Section 9.2(a) in excess of the Threshold Amount;

(c) the aggregate amount of all Damages for which Sellers may become liable pursuant to Section 9.2(a) shall not in any event exceed $10,000,000 (the “Indemnity Cap”); provided, however, that the limitation of liability set forth in this Section 9.3 shall not apply to any Damages incurred by the Buyer Indemnified Parties as a result of any actual fraud on the part of Sellers in the negotiation or execution of, or performance under, this Agreement; and

(d) Notwithstanding the foregoing, if any Seller breaches, in any respect, the representations set forth in Section 4.7(b), Section 4.11(a)(ix)(a) or Section 4.27 Buyer may recover Damages from such Seller pursuant to Section 9.2 without application of any limitations set forth in this Section 9.3 (the Qualifying Claim and the Threshold Amount), and such Damages will not be included in calculating the Indemnity Cap.

(e) Notwithstanding the foregoing, the limitations set forth in this Section 9.3 shall not apply to the indemnification for Taxes under Article X.

9.4 Indemnification by Buyer. Subject to the terms and conditions of this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and its directors, officers, managers, employees, members and Affiliates (each a “Seller Indemnified Party”) from and against all Damages asserted against, resulting from, imposed upon or suffered by any Seller Indemnified Party, arising out of or related to: (a) any misrepresentation or breach of any representation or warranty of Buyer set forth in Article V of this Agreement or in any certificate delivered hereunder; or (b) any breach of any covenant or agreement of Buyer set forth in this Agreement. For purposes of determining the amount of Damages under this Section 9.4 resulting from a breach of any representation or warranty, any and all “Material Adverse Effect”, “material adverse effect”, “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.

9.5 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification by any Buyer Indemnified Party or any Seller Indemnified Party, as the case may be, for Damages under this Article IX (such Person making a Claim, an “Indemnitee”). An Indemnitee may give notice of a

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Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, pursuant to written notice of such Claim executed by an officer of Buyer (in the case of a Claim by a Buyer Indemnified Party) or Sellers (in the case of a Claim by a Seller Indemnified Party) (a “Notice of Claim”), and delivered to the other party (such receiving party, the “Indemnitor”) promptly after such Indemnitee becomes aware of the existence of any potential Claim by such Indemnitee for indemnification under this Article IX, but in any event before the expiration of the applicable survival period set forth in Section 9.1, arising out of or resulting from:

(i) any item subject to indemnification pursuant to the terms of Section 9.2 or Section 9.4; or

(ii) the assertion, whether orally or in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) that arises out of or results from any item subject to indemnification pursuant to the terms of Section 9.2 or 9.4.

(b) Each Notice of Claim by an Indemnitee shall contain the amount, if known, claimed, and a brief description, in reasonable detail (to the extent reasonably available to the Indemnitee), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnities’ good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnitee). Following delivery of the Notice of Claim (or at the same time if the Indemnitee so elects) the Indemnitee shall deliver copies of any demand or complaint, the amount of Damages, the date each such item was incurred or paid or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

9.6 Defense of Third-Party Claims.

(a) The Indemnitee shall give prompt written notice of any Third-Party Claim to the Indemnitor; provided that the failure to timely give such notice shall not limit or reduce the Indemnitee’s right to indemnity hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby.

(b) Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right to elect to defend any Third-Party Claim utilizing legal counsel reasonably acceptable to the Indemnitee, and the costs and expenses incurred by the Indemnitor in connection with such defense shall be paid by the Indemnitor (and included in determining whether the Indemnity Cap has been exceeded). The Indemnitee may participate (in the manner and to the extent set forth below in Section 9.6(c)), through counsel of its own choice and at its own expense, in the defense of any Third-Party Claim.

(c) If the Indemnitor elects to defend any Third-Party Claim, the Indemnitor shall: (i) conduct the defense of such Third-Party Claim with reasonable diligence and keep the Indemnitee reasonably informed of material developments in the Third-Party Claim at all stages thereof; (ii) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the Indemnitee and its counsel to confer on the conduct of the defense thereof; and (iv) permit the Indemnitee and its counsel an opportunity to review all legal papers to be

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submitted prior to their submission (to the extent practical). Buyer and Sellers will make available to each other and each other’s counsel and accountants, without charge, all of its or their books and records relating to the Third-Party Claim (subject to applicable non-disclosure restrictions and privilege claims), and each party will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.

(d) If the Indemnitor elects to defend any Third-Party Claim, the Indemnitor shall have the right to enter into any settlement of a Third-Party Claim on the Indemnitee’s behalf without the consent of the Indemnitee; provided that (i) the Indemnitor shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement, (ii) such settlement does not involve any injunctive or other equitable relief or other covenant to take, or refrain from, any action, binding upon the Indemnitee or any of its Affiliates, (iii) such settlement does not encumber any of the assets of the Indemnitee or any of its Affiliates or otherwise impose any restriction or condition that would apply to or adversely affect any the Indemnitee or any of its Affiliates or the conduct of their respective businesses, and (iv) such settlement expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, and (iv) such settlement does not involve any admission of liability or fault; provided, further, that no settlement by the Indemnitor of a Third-Party Claim shall limit or reduce (other than by application of the Indemnity Cap) the right of any Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third-Party Claim, subject to the provisions of this Article IX.

9.7 Other Indemnification Provisions.

(a) The amount of any Damages subject to indemnification hereunder shall be reduced by the amounts of (i) any insurance proceeds actually received by the Indemnitee in connection therewith, less the reasonable and documented costs and expenses of obtaining such insurance proceeds (including increased premiums) and reasonable projected increases in insurance premiums arising because of any claim, (ii) any proceeds actually received from any other third party in connection therewith, less the reasonable and documented costs of obtaining such proceeds and (iii) any tax benefits that have been actually realized by the Indemnitee arising out of indemnifiable Damages. The Indemnitee shall use commercially reasonable efforts to obtain full recovery under all insurance policies and rights against any other third party with respect to any Damages. In the event that an insurance, third party or tax benefit recovery is received by any Indemnitee with respect to any Damages for which any such Person has been indemnified hereunder for Damages related to such Claim, then a refund equal to the amount of the recovery less any Damages for which they were not indemnified pursuant to Section 9.3, less the reasonable and documented costs and expenses of obtaining such recovery, shall be made promptly to the Indemnitor that made or directed and provided such indemnification payments to such Indemnitee. As used in this Section 9.7(a), “tax benefit” shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnitee, when actually realized, net of any Tax detriment associated with the receipt, or right to receive indemnification hereunder. The amount of any tax benefit actually realized shall be equal to the actual reduction in Taxes paid in cash determined with the applicable Tax items taken into account as compared with the Taxes that would have been payable without the applicable Tax items.

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(b) No party shall be entitled to recover under this Article IX with respect to, and the term “Damages” shall not include, (i) losses relating to any Claim with respect to Taxes arising as a result of any action by the Indemnitee the effect of which is to induce a third party to assert a Third-Party Claim or (ii) SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY MEASURE OF DAMAGES BASED ON ANY MULTIPLE OF EARNINGS OR EBITDA OR SIMILAR CONCEPT (EXCEPT WITH RESPECT TO BREACHES OF SECTION 4.4), OR FOR LOSSES BASED UPON DAMAGE TO REPUTATION THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EXCEPT IF IN ANY SUCH CASE SUCH DAMAGES ARE IN RESPECT OF DAMAGES ACTUALLY REQUIRED TO BE PAID TO A THIRD PARTY PURSUANT TO A FINAL AND NON-APPEALABLE COURT ORDER, IN WHICH CASE THE RESTRICTIONS OF THIS SECTION 9.7(b)(ii) SHALL NOT APPLY AND THE INDEMNITOR SHALL BE PERMITTED TO SO RECOVER, INCLUDING, FOR THE AVOIDANCE OF DOUBT, IN RESPECT OF DAMAGES RELATING TO INTELLECTUAL PROPERTY. Notwithstanding the foregoing, in the case of fraud in the inducement or willful misconduct by Sellers in connection with the transactions contemplated by this Agreement, the foregoing limitations on Damages shall not apply.

9.8 Exclusive Remedy. If the Closing occurs, except as provided in Article X, a claim pursuant to Article IX shall be the Indemnities’ sole and exclusive remedy as to monetary damages with respect to any breach of representation or warranty or covenant in this Agreement, or with respect to the transactions contemplated hereby, regardless of whether such claim arises in contract, tort, breach of warranty or any other legal or equitable theory, and shall be limited to the rights contained in this Article IX, except in the case of fraud in the inducement or willful misconduct by Sellers in connection with the transactions contemplated by this Agreement. The rights and limitations of this Article IX shall not apply to any claim for failure to pay the Net Purchase Price - US or Net Purchase Price - UK, including any adjustments thereto pursuant to Section 2.3(c), and the parties shall retain all rights and remedies available hereunder or under applicable Law for such breach. In addition, each party shall be entitled to specific performance for failure of the other party to perform its obligations hereunder, except in the case of fraud in the inducement or willful misconduct by Sellers in connection with the transactions contemplated by this Agreement, as provided in this Agreement.

ARTICLE X

TAX MATTERS

10.1 Closing of Books. The income of the Fastener Subsidiaries will be determined for the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Fastener Subsidiaries as of the end of the Closing Date.

10.2 Filing of Tax Returns. Sellers shall (i) prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Fastener Subsidiaries for all Tax periods which end on or prior to the Closing Date and which are filed after the Closing Date, and (ii) pay all Taxes of the

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Fastener Subsidiaries with respect to such Tax periods, or shall reimburse Buyer or any of its Affiliates within thirty (30) days after the later of payment by Buyer or any of its Affiliates of such Taxes and Buyer’s written notification to Sellers of such payment.

10.3 Payment of Taxes. With the cooperation of Sellers, Buyer shall prepare (or cause to be prepared), and shall file (or cause to be filed) all Tax Returns for the Fastener Subsidiaries for all tax periods which end after the Closing Date. Buyer shall pay, or shall cause the relevant Fastener Subsidiary to pay, to the appropriate Tax authorities all Taxes of the Fastener Subsidiaries with respect to such Post-Closing Tax Periods. Sellers shall pay to Buyer the portion of such Tax which relates to any Pre-Closing Tax Period within thirty (30) days after the later of the date on which such Taxes are paid and Buyer’s written notification to Sellers of such payment. For purposes of this Section 10.3, in the case of any Straddle Period Tax Return, the portion of such Tax which relates to the Pre-Closing Tax Period versus Post-Closing Tax Period shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and income Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any refunds or credits for any Straddle Period shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Sellers and the Fastener Subsidiaries.

10.4 Buyer Indemnities. From and after the Closing Date, Buyer shall cause the Fasteners Subsidiaries to indemnify Sellers and its Affiliates against and hold them harmless from any Tax Liability to the extent attributable to (i) any Taxes imposed on or with respect to the Fasteners Subsidiaries (or for which any Fasteners Subsidiary is otherwise liable) for any Post-Closing Tax Period, (ii) any Taxes resulting from a breach of any Tax-related covenant contained in this Agreement by Buyer or any Affiliate of Buyer (other than the Fasteners Subsidiaries) or, after the applicable Closing, by any Fasteners Subsidiary.

10.5 Seller Indemnities. Sellers shall be responsible for payment of and shall indemnify and hold harmless Buyer and the Fastener Subsidiaries and all of their Affiliates from and against:

(a) all Tax Liabilities of the Fastener Subsidiaries for any Pre-Closing Tax Period, including any such liability arising under principles of transferee or successor liability;

(b) any Tax Liability attributable to any breach by any Seller or any Affiliate of any Seller (including, prior to the Closing, the Fastener Subsidiaries) of any covenant or agreement contained in this Article X or representations contained in Section 4.12;

(c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either of the Fastener Subsidiaries is or was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law;

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(d) any and all Taxes of any Person (other than the Fastener Subsidiaries) imposed on Buyer or any of the Fastener Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date;

(e) Taxes arising as a result of any inclusion under Section 951(a) of the Code (or any similar or corresponding provision of state or local Tax law) with respect to either Fastener Subsidiary attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code (or any similar or corresponding provision of state or local Tax law), received or accrued on or prior to the applicable Closing Date or (B) the holding of “United States property,” within the meaning of Section 956 of the Code (or similar or corresponding provision of state or local Tax Law), on or prior to the applicable Closing Date, computed, in each case, based on the amount of such Taxes that would be payable with respect to either Fastener Subsidiary if the relevant Tax period ended on the applicable Closing Date; and

(f) To the extent that Sellers do not elect to control any audit pursuant to their rights hereunder, any and all costs (including reasonable legal and accounting fees) that Buyer or any Fastener Subsidiary incurs in connection with such audit.

10.6 Survival. The indemnification for Taxes set forth in this Article X shall survive the Closing until fifteen (15) days after the expiration of the applicable statute of limitations. For the avoidance of doubt, Article IX will not apply in any respect with regard to the indemnification for Taxes set forth in this Article X, including without limitation the limitations on Sellers’ indemnification obligations set forth in Section 9.3.

10.7 Treatment of Tax Refunds. Any Tax refunds that are received by Buyer, the Fastener Subsidiaries, or any of their respective Affiliates after the Closing, and any amounts credited or offset against Taxes of Buyer, the Fastener Subsidiaries, or any of their respective Affiliates after the Closing that are actually realized by such parties, that in each case relate to Pre-Closing Tax Periods of the Fastener Subsidiaries shall be for the account of Sellers. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Fastener Subsidiaries for any Post-Closing Tax Period shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Fastener Subsidiaries for any Straddle Period shall be equitably apportioned between Sellers and Buyer within forty-five (45) days of the later of (i) the Closing Date or (ii) the date the refund, credit or offset is identified. Notwithstanding the foregoing, all net operating losses of the Fastener Subsidiaries shall be for the account of the Fastener Subsidiaries and the Buyer and not for the account of the Sellers, and the Buyer shall have no obligation to pay to Sellers any amount with respect to the Fastener Subsidiaries’ net operating losses. Sellers and their Affiliates shall not be obligated to forego any carryback of net operating losses incurred by the Fastener Subsidiaries during a Pre-Closing Tax Period.

10.8 Termination of Tax Agreements. Any Tax sharing agreement between Sellers or any of their Affiliates (other than the Fastener Subsidiaries), on the one hand, and the Fastener Subsidiaries, on the other hand shall be terminated on or before the Closing Date and will have no further effect for any taxable year.

10.9 Cooperation in Preparation of Tax Returns. All Tax Returns addressed in this Article X shall be prepared in accordance with the methodology used by Sellers and the Fastener Subsidiaries in prior taxable years. Sellers and Buyer shall each provide the other with such

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assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation of any Tax Return or the determination of Liability for Taxes with respect to the Fastener Subsidiaries or the Business (including those Liabilities as may arise relating to any audits, disputes, administration, judicial or other proceeding relating to Taxes). Sellers and Buyer shall, and shall cause their Affiliates to, cooperate with each other in preparing and pursuing any claims for refunds or credits of income Taxes (including refunds) of the Fastener Subsidiaries. Sellers and Buyer each shall, and shall cause their Affiliates to, retain until the expiration of the applicable statute of limitations all Tax Returns, schedules, work papers, accounting records and other records that are owned by such Person immediately after the Closing Date and that relate to the Fastener Subsidiaries or the Business; after the end of such period, before disposing of any such Tax Returns, schedules, work papers or other records, each shall give notice to such effect to the other, and shall give the other, at the other’s cost and expense, a reasonable opportunity to remove and retain all or any part of such Tax Returns, schedules, work papers or other records as the other may select.

10.10 Notice of Tax Disputes and Audits. If any Taxing Authority informs Sellers or Buyer of any notice of a proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur Liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax Liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such matter. If a party has knowledge of an asserted Tax Liability with respect to a matter for which it is to be indemnified hereunder and such party fails to provide the indemnifying party prompt notice of such asserted Tax Liability, (i) if the indemnifying party is precluded from contesting the asserted Tax Liability in any forum as a result of the failure to give prompt notice and could have asserted in good faith that the Tax Liability should be reduced, the indemnifying party shall have no obligation to indemnify the indemnified party for the amount of such reduction; and (ii) if the indemnifying party is not precluded from contesting the asserted Tax Liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay to or on behalf of the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

10.11 Control of Tax Disputes and Audits. The party responsible under this Article X for filing the Tax Returns applicable to the relevant Tax shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur Liability hereunder. Subject to the preceding sentence, if an adverse determination may result in each party having responsibility for an amount of Taxes under this Article X, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Article X the term “participation” shall include (i) participation in conferences, meetings or proceedings with any Taxing Authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and

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determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

10.12 Tax Elections. Sellers shall not make or change any Tax elections or file for any change in any method of accounting with the IRS with respect to the Fastener Subsidiaries without the prior consent of Buyer if such election or change would have a material adverse impact on Buyer or the Fastener Subsidiaries for any Post-Closing Tax Period.

10.13 Section 338 Election

(a) At Buyer’s option Buyer and US Seller shall make an election under Section 338(h)(10) of the IRC with respect to the sale of the Valley-Todeco Shares, and Buyer shall make an election under Section 338(g) of the IRC with respect to the Linread Shares to the extent permissible under applicable Treasury regulations or other applicable law. Any such election shall be referred to herein as a “Section 338 Election”. The parties shall cooperate to prepare and timely file Internal Revenue Service Form 8023 (or any successor form) and any other forms required by applicable law necessary to make the Section 338 Election.

(b) Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338 Elections. For the purpose of making the Section 338 Election for Valley Todeco, on or before the Closing Date Buyer and US Seller each shall execute two copies of Internal Revenue Service Form 8023 (or successor form) and any other forms required by applicable law. Sellers shall execute (or cause to be executed) and deliver to Buyer such additional documents or forms as are reasonably requested to complete properly the Section 338 Elections at least 30 days prior to the date such Section 338 Elections is required to be filed. Each Seller shall include any income, gain, loss, deduction or other Tax item resulting from each such Section 338 Election on its Tax Return to the extent required by applicable law. Each Seller shall also be responsible for the payment of any Tax that is attributable to the making of each such Section 338 Election, including any federal, state or local Tax and will indemnify and hold Buyer and its Affiliates harmless from any adverse consequences arising out of any failure to pay such Tax. The parties intend for each such Section 338 Election to be effective, if possible, for state (as well as federal and, to the extent applicable, non-U.S.) income Tax purposes, and they shall timely execute and file any documents that may be required under any applicable law for such election (or any corresponding election(s) allowable under applicable law) to be effective for state income Tax purposes.

(c) Buyer and Sellers shall mutually agree on allocations of (i) the Purchase Price - US (and all other capitalized costs of Valley-Todeco) among the assets of Valley-Todeco; and (ii) the Purchase Price - UK (and all other capitalized costs of Linread) among the assets of Linread (the final allocation schedules, whether agreed upon or determined in accordance with the following sentence, the “Allocation Schedules”) not later than sixty (60) days after the Closing Date Balance Sheet for each Fastener Subsidiary is completed. Buyer and Sellers agree that the portion of the Purchase Price - US and Purchase Price - UK allocated to the assets and the liabilities of each Fastener Subsidiary (plus other relevant items) will be allocated for tax purposes in a manner consistent with IRC Section 338 and Section 1060 and the Treasury regulations thereunder. If Sellers and Buyer cannot agree to such allocations within such sixty (60) day period, each party may prepare allocations on its own behalf for all tax purposes and in all filings, declarations and reports with the IRS and corresponding UK authority. Except to the

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extent the proviso in the previous sentence applies, Buyer and Sellers will file (or cause to be filed) all Tax Returns (including IRS Form 8594, amended Tax Returns, claims for refund and Form 8883) in a manner consistent with such Allocation Schedules; provided, however, that (i) the deemed purchase price of the assets may differ from the deemed sales price to the extent necessary to reflect the inclusion in the total deemed purchase price of Buyer’s transaction costs not included in the total deemed sales price and (ii) the amount realized upon the deemed sale of assets may differ from the deemed sales price to reflect transaction costs that reduce the amount realized for federal income tax purposes.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated by giving written notice at any time prior to the Closing as follows:

(a) by mutual consent of Buyer and Sellers;

(b) by either Buyer or Sellers, if there shall be any order which is final and nonappealable preventing the performance by Buyer or Sellers of their respective obligations under this Agreement;

(c) by Buyer (i) at any time after the Outside Date if the transactions contemplated hereby to occur at the Closing shall not have been consummated for any reason other than the failure of Buyer to comply with any covenant or agreement of Buyer, or (ii) at any time, if Sellers shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 8.2(a) or, Section 8.2(b) or Section 8.2(c) or Section 8.2(d) or Section 8.2(e) and (except in the case of a breach of the obligation to close within two (2) Business Days of the date contemplated in Section 3.1, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by Buyer to Sellers;

(d) by Sellers, (i) at any time after the Outside Date if the transactions contemplated hereby to occur at the Closing shall not have been consummated for any reason other than the failure of Sellers to comply with any covenant or agreement of Sellers, or (ii) at any time, if Buyer shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b), and (except in the case of a breach of the obligation to close within two (2) Business Days of the date contemplated in Section 3.1, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after notice thereof has been given by Sellers to Buyer; or

(e) by either Buyer or Sellers, if the other party shall have failed to consummate the Closing no later than three (3) Business Days after the date on which the Closing should have occurred despite all of the conditions set forth in Article VIII having been satisfied.

11.2 Effect of Termination. Except as provided in Section 6.5, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void,

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there shall be no liability on the part of Buyer or Sellers or any of their respective partners, officers, directors, Subsidiaries, or Affiliates to any other party and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the third (3rd) Business Day after being mailed by registered or certified mail (postage prepaid, return receipt requested) or on the next Business Day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission or confirmatory return email to the telecopier number or email address specified below (or at such other address, telecopier number or email address for a party as shall be specified by notice given in accordance with this Section):

(a) If to Buyer:

Alcoa Global Fasteners, Inc.

c/o Alcoa Fastening Systems

3000 W. Lomita Blvd.

Torrance, CA 90505

Facsimile: (310) 784-2640

Attention: Vitaliy Rusakov, President

Email: vitaliy.rusakov@alcoa.com

with a copy to:

Alcoa Inc.

201 Isabella Street

Pittsburgh, PA 15212

Facsimile: (412) 553-4064

Attention: General Counsel

(b) If to Sellers:

TransDigm, Inc.

1301 East Ninth Street

Suite 3710

Cleveland, Ohio 44114

Facsimile: (216) 706-2937

Attention: W. Nicholas Howley, Chief Executive Officer

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Email: nhowley@transdigm.com

with a copy to:

Baker Hostetler LLP

3200 PNC Center

1900 East Ninth Street

Cleveland, Ohio 44114

Facsimile: (216) 696-0740

Attention: Halle Fine Terrion, Esq.

Email: hterrion@bakerlaw.com

12.2 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing; provided, however, that this Agreement may not be amended except by an instrument signed by Buyer and Sellers.

12.3 Waiver. At any time prior to the Closing, Buyer and Sellers may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties to be bound thereby.

12.4 Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or the remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

12.6 Entire Agreement. This Agreement (together with the Transition Services Agreement, Schedules and Exhibits attached hereto and the Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

12.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may assign any of its rights hereunder and may delegate any of its obligations hereunder to any Affiliate of Buyer, but no such assignment or delegation shall relieve Buyer of its obligations hereunder.

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12.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including any third-party beneficiary rights, except that current or former directors and officers of the Fastener Subsidiaries shall be third party beneficiaries of Section 6.6.

12.9 Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.10 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Buyer, on the one hand, and Sellers, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.11 Governing Law; Jurisdiction Waiver of Jury Trial.

(a) This Agreement shall be governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 12.1 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11(b).

12.12 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, each of which when executed shall be deemed to be an original copy of this Agreement and all of which taken together shall constitute one and the same agreement.

12.13 Interpretation. As used in this Agreement, (x) the term “including” means “including, without limitation” and “including, but not limited to,” (y) the word “or” is not exclusive, unless the context otherwise requires. All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

12.14 Costs of Dispute. Notwithstanding anything to the contrary in this Agreement, in the event of any dispute between the parties arising under this Agreement, the party prevailing in that dispute shall be entitled to receive from the other party reimbursement for its attorneys’ fees, court costs, expert witness fees and other similar costs.

12.15 Fees, Expenses and Other Payments. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement, including costs of their respective attorneys, accountants, investment bankers, brokers and other representatives. All actual unpaid Company Fees and Expenses shall be paid by TransDigm and its Affiliates (excluding the Fastener Subsidiaries) after the Closing, to the parties to whom such actual unpaid Company Fees and Expenses are payable. In no event shall Buyer, the Fastener Business or any Fastener Subsidiary be liable for such fees and expenses.

12.16 Certain Legal Representation Matters.

In any dispute or proceeding arising under or in connection with this Agreement or the transactions contemplated by this Agreement, TransDigm and its Affiliates (excluding the Fastener Subsidiaries) shall have the right, at their election, to retain the firm of Baker & Hostetler LLP (the “Retained Firm”) to represent TransDigm or any of its Affiliates (excluding

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the Fastener Subsidiaries) in such matter, and Buyer hereby irrevocably consents to, and waives any conflict associated with, any such representation in any such matter. Each of Buyer and Sellers acknowledge and agree that the Retained Firm has acted as counsel for TransDigm (and its Affiliates, including the Fastener Subsidiaries) and in connection with this Agreement. The parties agree that the fact that the Retained Firm has represented Sellers and the Fastener Subsidiaries prior to the Closing shall not prevent the Retained Firm from representing Sellers (or any of their Affiliates, excluding the Fastener Subsidiaries) in connection with any matters involving this Agreement, including any disputes between any of the parties hereto that may arise after the Closing; provided, however, Buyer and Sellers further agree that the Fastener Subsidiaries are the client of the Retained Firm for the purposes of the attorney-client privilege, and none of TransDigm or its Affiliates (not including the Fastener Subsidiaries) will invoke the attorney-client privilege to prevent the Fastener Subsidiaries from using, after the Closing, any privileged communications or advice given by the Retained Firm to the Fastener Subsidiaries prior to the Closing. Buyer and Sellers hereby waive any actual or potential conflict of interest relating to the Retained Firm’s representation of Sellers in the transactions contemplated by this Agreement (but nothing herein shall require Buyer, the Fastener Subsidiaries or their Affiliates to consent to the representation of Sellers and their Affiliates by the Retained Firm if the Retained Firm’s conflict arises out of any matter other than the representation of the Sellers or the Fastener Subsidiaries prior to the Effective Time).

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

ALCOA GLOBAL FASTENERS, INC.

By:	/s/ Olivier M. Jarrault
Name: Olivier M. Jarrault
Title: President

TRANSDIGM INC.

By:	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Executive Vice President, Chief Financial Officer and Secretary

MCKECHNIE AEROSPACE INVESTMENTS, INC.

By:	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Secretary and Treasurer

MCKECHNIE AEROSPACE (EUROPE) LTD.

By:	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Director